Exhibit 10.39

CONFIDENTIAL TREATMENT

REQUESTED PURSUANT TO RULE 406

EMBRAER-170

PURCHASE AGREEMENT DCT- 014/2004

between

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

and

REPUBLIC AIRLINE, INC.

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT OF 1933.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

INDEX
ARTICLE
1.	DEFINITIONS
2.	SUBJECT
3.	PRICE
4.	PAYMENT
5.	DELIVERY
6.	CERTIFICATION
7.	ACCEPTANCE AND TRANSFER OF OWNERSHIP
8.	STORAGE CHARGE
9.	DELAYS IN DELIVERY
10.	INSPECTION AND QUALITY CONTROL
11.	CHANGES
12.	WARRANTY
13.	PRODUCT SUPPORT PACKAGE
14.	ASSIGNMENT
15.	RESTRICTIONS AND PATENT INDEMNITY
16.	MARKETING PROMOTIONAL RIGHTS
17.	TAXES
18.	APPLICABLE LAW
19.	ARBITRATION
20.	SOVEREIGN IMMUNITY, VENUE AND FORUM NON CONVENIENS
21.	TERMINATION
22.	RIGHT TO PURCHASE THE CONDITIONAL AIRCRAFT
23.	OPTION FOR THE PURCHASE OF ADDITIONAL AIRCRAFT
24.	NOTICES
25.	CONFIDENTIALITY
26.	INTEGRATED AGREEMENT
27.	NEGOTIATED AGREEMENT
28.	COUNTERPARTS
29.	ENTIRE AGREEMENT
30.	NO WAIVER
31.	REPRESENTATIONS AND WARRANTIES

ATTACHMENTS

“A” - AIRCRAFT CONFIGURATION, FINISHING AND REGISTRATION MARKS

“B” - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

“C” - WARRANTY CERTIFICATE - MATERIAL AND WORKMANSHIP

“D”- PRICE ESCALATION FORMULA

“E” - DIRECT MAINTENANCE COST GUARANTEE

“F” - SCHEDULE RELIABILITY GUARANTEE

“G” - SERVICE LIFE GUARANTEE

“H” - PERFORMANCE GUARANTEE

“I” - AUTHORIZED REPRESENTATIVE APPOINTMENT

“J” - FORM OF WARRANTY BILL OF SALE

“K” - FORM OF GUARANTEE

PURCHASE AGREEMENT DCT-014/2004

THIS AGREEMENT IS ENTERED INTO THIS 19th DAY OF MARCH 2004, BY AND BETWEEN EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. AND REPUBLIC AIRLINE, INC., FOR THE PURCHASE AND SALE OF EMBRAER AIRCRAFT.

THE SALE COVERED BY THIS AGREEMENT SHALL BE GOVERNED SOLELY BY THE TERMS AND CONDITIONS HEREIN SET FORTH, AS WELL AS BY THE PROVISIONS SET FORTH IN THE ATTACHMENTS HERETO.

THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS AND UNTIL IT IS SIGNED BY AN AUTHORIZED OFFICER OF REPUBLIC AIRLINE, INC. AND EXECUTED BY TWO AUTHORIZED OFFICERS OF EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

1.                                       DEFINITIONS

For the purpose of this Agreement, the Parties hereby adopt the following definitions and, unless otherwise expressly provided, the singular includes the plural and the masculine includes the feminine and neutral genders:

1.1                     “Actual Delivery Date”: shall mean, with respect to each Aircraft, the date on which Buyer obtains title to that Aircraft in accordance with Article 7.

1.2                     “AD’s”: shall mean Airworthiness Directives issued by either the CTA or the Aviation Authority, in connection with and with respect to the Aircraft.

1.3                     “Agreement”: shall mean this Purchase Agreement DCT-014/2004, its Attachments and any Letter Agreement between the Parties executed on the date hereof.

1.4                     “Aircraft”: shall mean the EMBRAER 170 LR aircraft (certification designation ERJ 170-100 LR) (the “EMBRAER 170 Aircraft”) or, where there is more than one of such Aircraft, each of the EMBRAER 170 Aircraft, manufactured by Embraer for sale to Buyer pursuant to this Agreement (which for the avoidance of doubt shall include Firm Aircraft, Conditional Aircraft and Option Aircraft) according to the Preliminary Technical Description PTD 170 – Rev.4 dated as of May 2003 (which, although not attached hereto, is incorporated herein by reference) and the Aircraft configuration described in Attachment “A”, and as may be amended from time to time as specified in Article 11.  [*]

1.5                     “Aviation Authority”: shall mean United States Federal Aviation Administration or FAA.

1.6                     “Basic Price”: shall mean the Aircraft total price, effective on the date of execution of this Agreement contained in Article 3.1 or, in case of revision thereof, on the date of its revision.

1.7                     “Buyer”: shall mean Republic Airline, Inc., a Delaware corporation with its principal place of business at 2500 S. High School Road, Indianapolis, Indiana 46241, United States or its assignee pursuant to Article 14.

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1.8                     “Business Day(s)”: shall mean days on which the banks in each of New York, New York, United States and São Paulo, and São José dos Campos, S.P. Brazil are open for the normal transaction of business.

1.9                     “Conditional Aircraft”: shall be the additional EMBRAER-170 LR aircraft that Buyer shall have the right to purchase as per the terms of Article 22.

1.10               “Contractual Delivery Date”: shall mean for any Firm Aircraft the delivery date referred to in Article 5 for such Firm Aircraft.

1.11               “CTA”: shall mean the Aerospace Technical Center of the Brazilian Ministry of Aeronautics.

1.12               “Embraer”: shall mean Embraer - Empresa Brasileira de Aeronáutica S.A., a Brazilian corporation with its principal place of business at Av. Brigadeiro Faria Lima, 2170 - Putim, São José dos Campos, São Paulo, Brazil.

1.13               “Excusable Delay”: shall have the meaning assigned to such term in Article 9.1.1.

1.14               “FAA”: shall mean the Federal Aviation Administration of the United States of America.

1.15               “Firm Aircraft”: shall mean the Aircraft specified in Article 2.1.

1.16               “Non-Excusable Delay”: any delay in the delivery of an Aircraft or in the performance of any act by Embraer under this Agreement that is not an Excusable Delay.

1.17               “Option Aircraft”: shall be the additional EMBRAER-170 LR aircraft that Buyer shall have the option to purchase as per the terms of Article 23.

1.18               “Parties”: shall mean Embraer and Buyer.

1.19               “Product Support Package”: shall mean the products and Services to be provided by Embraer as per Article 13.

1.20               “Purchase Price”: shall mean the Aircraft total price, effective on the relevant Aircraft Contractual Delivery Date, resulting from the application of the escalation formula contained in Attachment “D” to the Basic Price as set forth in Article 3.3.

1.21               “Services”: shall mean the familiarization and on-site support for the Aircraft, part of the Product Support Package, as specified in Attachment “B”.

1.22               “Technical Publications”: shall mean the technical documentation pertaining and related to the Aircraft as listed in Exhibit 1 to Attachment “B”.

References to Articles or Attachments in the main body of this Purchase Agreement shall be deemed to be references to Articles of or Attachments to this Agreement, respectively, except as the context requires otherwise.

2.              SUBJECT

Subject to the terms and conditions of this Agreement:

2.1                     Embraer shall sell and deliver and Buyer shall purchase and take delivery of thirteen (13) Aircraft;

2.2                     Embraer shall provide to Buyer the Services and the Technical Publications;

2.3                     Buyer shall have the right to purchase up to twelve (12) Conditional Aircraft, in accordance with Article 22; and

2.4                     Buyer shall have the option to purchase up to twenty-five (25) Option Aircraft, in accordance with Article 23.

3.              PRICE

Subject to the terms and conditions of this Agreement:

3.1                     Buyer agrees to pay Embraer, in United States dollars, for each Aircraft the per unit Basic Price of [*] economic conditions.

3.2                     The Services and Technical Publications are to be provided [*] Additional technical publications as well as other services shall be billed to Buyer in accordance with Embraer’s rates prevailing at the time Buyer places a purchase order for such additional technical publications or other services.

3.3                     The Basic Price for an Aircraft shall be escalated according to the escalation formula contained in Attachment “D”. Such price as escalated shall be the Aircraft Purchase Price and it will be provided by Embraer to Buyer [*] prior to each Aircraft Contractual Delivery Date.

4.              PAYMENT

4.1                     To secure the Firm Aircraft delivery positions set forth in Article 5.1 and to ensure delivery of the Firm Aircraft in accordance with the Contractual Delivery Dates, Buyer shall pay Embraer for each Firm Aircraft in accordance with the terms and conditions contained in this Article 4. The Parties acknowledge that each of the Firm Aircraft and the corresponding delivery positions have been reserved for purchase by Buyer and such Firm Aircraft have been removed from the market. Buyer has already paid to Embraer prior to the execution of this Agreement a [*] deposit per Firm Aircraft (the “Initial Deposit”). Upon execution of this Agreement by the Parties the Initial Deposit shall be [*] and shall be considered part of the progress payment for each relevant Firm Aircraft. The amounts specified in this Article 4.1 shall be paid by Buyer by wire transfer in immediately available United States dollars funds, to such bank account in the United States as directed by Embraer to Buyer [*] prior to the date of payment, as follows:

4.1.1                        A [*] progress payment [*] shall become due and payable [*] prior to the relevant Contractual Delivery Date for such Aircraft.

4.1.2                        A [*] progress payment [*] shall become due and payable [*] prior to the relevant Contractual Delivery Date for such Aircraft.

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4.1.3                        A [*] progress payment of the Basic Price for each Firm Aircraft shall become due and payable [*] prior to the relevant Contractual Delivery Date for such Aircraft.

4.1.4                        The balance of the Purchase Price for a Firm Aircraft shall become due and payable at the time Buyer is required to accept delivery of such Firm Aircraft pursuant to Article 7.

Progress payments shall be due on the dates specified in Articles 4.1.1 through 4.1.3 except if any such date is not a Business Day in which case the progress payment shall be due [*].  Any progress payment that would otherwise be due [*] shall be due [*].  Progress payments shall be nonrefundable, except as otherwise expressly provided in this Agreement.

4.2                     Late Payments: Interest will accrue at the rate of [*] percent [*] per month or pro rated on any part thereof on any amount not paid to Embraer as set forth in Articles 4.1.1 through 4.1.4, from the date on which such payments should have been made as therein set forth, until (and excluding) the actual receipt by Embraer of such amounts.  Without prejudice to Embraer’s rights set forth in Article 4.3, interest accrued will be invoiced by Embraer on a monthly basis, beginning one month after date on which payments should have been made, and payment thereof shall be made by Buyer in accordance with the instructions contained therein.

4.3                     Termination for failure to make payments:

In case of a late payment as per the terms and conditions contained in Article 4.2, Embraer shall grant Buyer a [*] period within which to make the required payment and shall refrain from sending out the termination notice referred to below for the [*] period. Such [*] period shall apply only to the [*].  Such [*] period shall under no circumstances apply to payments due pursuant to Article 4.1.4.  If Buyer fails [*] to make any progress payment for any Aircraft when due, Embraer shall be entitled to exercise its termination right pursuant to this paragraph without waiting for the expiration of the above referenced [*] period. In the event Embraer does not receive any payment required by Articles 4.1.1 through 4.1.3 within [*] after Buyer receives written notice from Embraer of its failure to receive the payment, Embraer shall have the right to either (i) postpone, at its sole criteria, the relevant Aircraft’s Contractual Delivery Date; or (ii) terminate this Agreement in relation to the affected Aircraft in accordance with Article 21.3.

5.              DELIVERY

5.1                     Aircraft: Subject to payment in accordance with Article 4 and the provisions of Articles 7 and 9, Embraer shall offer the Firm Aircraft to Buyer for inspection, acceptance and subsequent delivery in fly away factory (“FAF”) condition, with the Aircraft to be flown away from Embraer’s facilities by Buyer) in compliance with this Agreement, at São José dos Campos, Brazil [*] pursuant to Article 7.1 (the “Contractual Delivery Date”):

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Firm A/C	Delivery Month
1	Jun 2004
2	[*]
3	[*]
4	[*]
5	[*]
6	[*]
7	[*]
8	[*]
9	[*]
10	[*]
11	[*]
12	[*]
13	Mar 2005

6.              CERTIFICATION

6.1                     The Aircraft shall be “Type Certified” pursuant to the Aviation Authority airworthiness requirement FAR Part 25 amendment 25-1 through 25-98 effective on 10/March/99. The Aircraft shall comply with the operational requirements of the Aviation Authority, except for the items that are under Buyer’s regulatory responsibility pursuant to the operational requirements of the FAR’s which are not otherwise required to be provided by Embraer under this Agreement.

6.2                     The Aircraft shall be delivered to Buyer with an export certificate of airworthiness issued by the CTA stating that the aircraft meets the “Type Design” approved by the Aviation Authority. The condition of the Aircraft on delivery and the documentation delivered with the Aircraft, including the above mentioned export certificate of airworthiness, shall enable Buyer to obtain an Aviation Authority certificate of airworthiness. Subject to the above, it shall be Buyer’s responsibility to obtain such certificate of airworthiness for the registration of the Aircraft with the Aviation Authority, at Buyer’s sole expense.  Embraer shall assist Buyer, at Buyer’s request and expense, in obtaining such certificate of airworthiness from the Aviation Authority.  [*]

7.              ACCEPTANCE AND TRANSFER OF OWNERSHIP

7.1                     Unless Embraer notifies Buyer otherwise, the Aircraft shall be delivered in accordance with the provisions and schedule specified in Article 5 herein. Embraer shall give Buyer [*] advance notice of the date on which Embraer considers that each Aircraft will be ready for delivery in the condition specified herein. Upon successful completion of ground and flight tests performed by Embraer, Embraer will give Buyer [*] advance notice of the day that the Aircraft concerned is ready for inspection by Buyer.

7.2                     Buyer shall be allowed a reasonable period of time to conduct a ground inspection and an acceptance flight or flights (together, the “Inspection”) of each Aircraft prior to its delivery. [*]. After such acceptance flight and if Buyer accepts the Aircraft in accordance with this Article 7, such Aircraft will be delivered by Embraer to Buyer in accordance with Article 6 hereof [*].

7.3                     Buyer shall accept the Aircraft provided, in the reasonable determination of Buyer, the Aircraft meets the terms and conditions of this Agreement.  Immediately after such acceptance, Buyer shall make the payments due, if any, with respect to such Aircraft according to Article 4 and accept delivery of such

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Aircraft, whereupon [*] title and risk of loss will be transferred by Embraer to Buyer and Embraer shall execute the necessary title and risk transfer documents required in order to effect title transfer, including but not limited to an FAA form Bill of Sale and a Warranty Bill of Sale substantially in the form attached hereto as Attachment “J”.  [*]

7.4                     If Buyer declines to accept an Aircraft after its Inspection because the Aircraft failed to meet the terms of this Agreement, Buyer shall promptly give Embraer notice of all specific reasons for such refusal and Embraer shall have [*] commencing on the first Business Day after receipt of such notice, to take all necessary actions [*] in order to resubmit the Aircraft to Buyer for re-inspection

7.5                     Subsequent to a refusal of acceptance pursuant to Article 7.4, Buyer shall inspect the Aircraft, as provided for in Article 7.2, within [*] after [*] from Embraer that all necessary actions were taken (“Reinspection”). All costs of such Reinspection [*].

7.6                     Should Buyer or Embraer fail to comply with the procedures specified in this Article 7, the other party shall not be held liable for any delays in delivery resulting from such failure.

7.7                     Should Buyer not perform its obligations in accordance with this Article 7 within [*],  Embraer shall be entitled to [*] its obligations in accordance with this Article 7, [*].  Embraer shall be entitled to [*] pursuant to Article 21.3.

7.8                     Embraer agrees to indemnify and hold harmless Buyer and Buyer’s officers, directors, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Buyer and/or Buyer’s officers, directors, agents, employees and assignees by reason of loss or damage to property, or injury or death of any person, resulting from or in any way connected with the tests on the ground or in flight on or prior to Actual Delivery Date of each Aircraft, except to the extent attributable to the gross negligence or willful misconduct of Buyer, its officers, directors, agents, employees and assignees.

7.9                     Buyer shall be permitted to delegate its duties in this Article 7 as to the physical inspection, reinspection, and acceptance and delivery of the Aircraft to its authorized representative in the form attached hereto as Attachment “I”.

7.10               In the event that Buyer has otherwise complied with provisions of this Agreement, [*] and Buyer has not received prior to the relevant Aircraft’s Contractual Delivery Date the following:

i) a material portion of the Services provided for in [*]

ii) at least one copy of each technical publication referred to in Article 2.2 of Attachment “B” [*] and

iii) a material portion of IP Spares (as defined in Attachment “B”),

then Buyer [*] until Buyer receives such things, unless otherwise agreed by the Parties.

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In the event an Aircraft delivery is delayed by Buyer under the terms and conditions of this Article 7.10, [*].

[*]

8.              STORAGE CHARGE

8.1                     A storage charge equal to [*] per day shall be charged by Embraer to Buyer commencing on:

8.1.1                        Buyer’s failure to perform Inspection or Reinspection of an Aircraft, per the date or time period specified in writing by Embraer, according to Article 7 until such Inspection or Reinspection is performed.

8.1.2                        Buyer’s default in taking title to such Aircraft when required and making the payment then due, until such payment is made.

8.1.3                        Buyer’s failure within [*] after title transfer to remove an Aircraft from Embraer’s facilities.

Storage charges shall end as provided above or, if earlier on i) Buyer’s and Embraer’s agreement to end such storage charge, ii) removal of the relevant Aircraft from Embraer’s facilities or iii) in the event this Agreement with respect to such Aircraft is terminated in accordance with Article 21.3.

If however, Buyer notifies Embraer in writing [*] days in advance of its expected delay in the performance of its obligations set forth in this Article 8, the storage charge shall commence [*] day after the occurrence of the events set forth in this Article 8.1.

8.2                     In the event that an Aircraft’s Contractual Delivery Date must be extended by Embraer from that which is designated in Article 5, due to Buyer’s failure to perform any action or provide any information required to be performed or provided by Buyer by this Agreement other than the ones specified in the preceding items, and the Aircraft otherwise was to be delivered on the Contractual Delivery Date, the storage charge shall commence [*] day after the Contractual Delivery Date relative to such Aircraft.

8.3                     Buyer shall pay the storage charge set forth in Article 8.1 and 8.2, as applicable, per each month of delay or part thereof, within [*] after the presentation of each invoice by Embraer.

9.              DELAYS IN DELIVERY

9.1                     Excusable Delays:

9.1.1                        Embraer shall not be held liable or be found in default for any delays in the delivery of an Aircraft or in the performance of any act to be performed by Embraer under this Agreement, resulting from the following events or occurrences, hereinafter referred to as “Excusable Delays”: (a) force majeure [*], or (b) any delay to the extent resulting from any failure by Buyer to perform any action or provide any information contemplated by this Agreement.

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9.1.2                        Within [*] after the occurrence of any of the above mentioned events which constitute causes of Excusable Delays in delivery of an Aircraft or in the performance of any act to be performed by Embraer under this Agreement, Embraer shall send a notice to Buyer, with a requested acknowledgment of receipt, including a description of details involved and an estimate of the effects expected upon the timing of the performance of its contractual obligations.

9.1.3                        Any such Excusable Delays shall extend the time for delivery of an Aircraft [*].  Embraer undertakes to use all commercially reasonable efforts whenever possible to avoid or remove any such cause of delay and to minimize its effect on the Contractual Delivery Date of an Aircraft.

9.1.4                        If the cause of such Excusable Delay is such as to last longer than [*] days or to render the performance of this Agreement impossible, then Buyer shall have the option to terminate this Agreement without liability to either Party, in accordance with Article 21.2.

9.2                     Non-Excusable Delays:

9.2.1                        If the delivery of an Aircraft is delayed, not as a result of an Excusable Delay, by more than [*] days after the Contractual Delivery Date for such Aircraft, Buyer will be entitled to elect to receive in accordance with Article 9.2.3 from Embraer liquidated damages as compensation for such delay equal to [*], for each day of delay in excess of the above mentioned [*] calendar days, up to the date that the Aircraft is ready for delivery and available to Buyer by means of confirmation of the successful completion of ground and flight tests performed by Embraer, to be provided per Article 7.1, it being understood that such liquidated damages will not, in any event, exceed [*] and that it will only be due and payable by Embraer to Buyer after Buyer pays to Embraer the total Aircraft Purchase Price.  [*]

9.2.2                        The grace period of [*], granted by Buyer to Embraer as mentioned in Article 9.2.1 shall only apply if Embraer provides notice to Buyer advising of the expected delay [*].

9.2.3                        If, with respect to a delayed Aircraft, Embraer does not receive notice for [*] as mentioned in paragraph 9.2.1, from Buyer within [*] after the Actual Delivery Date of such Aircraft, Buyer shall be deemed to have fully waived its right to such liquidated damages.

[*]                                 If as a result of [*] agreed to in writing by the Parties, [*] will not apply [*].

[*]                                 Embraer hereby acknowledges that [*] inducement to Buyer [*] it hereby represents and warrants to [*] will not be [*] not be considered [*].  In the event of Embraer’s breach of the representation and warranty provided for herein, Buyer may terminate this Agreement in accordance with Article 21.2.1 and/or may seek damages for Embraer’s breach in accordance with Article 21.1.

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9.3                     Delay Due to Loss or Structural Damage of the Aircraft: Should any Aircraft be destroyed or damaged before acceptance by Buyer to the extent that it becomes commercially useless, Buyer may, at its sole discretion take a replacement Aircraft under the same terms and conditions of this Agreement at a later delivery date to be agreed by the Parties.

Within one (1) month after such loss, Embraer will provide Buyer with a new delivery date for a replacement Aircraft.  If Buyer in its sole discretion rejects the new delivery date after further consultation with Embraer on scheduling the delivery of the Aircraft, Buyer may terminate this Agreement with respect to such Aircraft, [*].  In the event Embraer [*].

10.       INSPECTION AND QUALITY CONTROL

10.1               Buyer is hereby permitted to have one or more authorized representatives at Embraer’s facilities for a period commencing [*] prior to the Contractual Delivery Date of each Aircraft in order to assure that the Aircraft was developed in accordance with the procedures specified in this Agreement and according to all applicable quality control standards. Buyer may communicate its concerns as to the production of the Aircraft to Embraer. Buyer’s representatives shall be allowed to observe certain intermediate stages of the Aircraft assembly during its manufacture.

10.2               Buyer shall notify Embraer of the name of each of such authorized representative at least fifteen (15) days prior to the intended arrival at Embraer’s facilities and which Aircraft it desires to follow and which phase of the production process it desires to observe. Buyer’s representatives shall not interfere with or hinder the production or manufacture of any Aircraft. Buyer may substitute authorized representatives, provided written notice is given to Embraer fifteen (15) calendar days prior to effectivity.

10.3               Such representatives may also be authorized to sign the acceptance and transfer of title and risk documents and accept delivery of the Aircraft pursuant to Article 7.

10.4               With respect to this Article 10, Embraer shall provide for use in accordance with the Agreement at no cost to Buyer, communication facilities (telephone and facsimile) for Buyer’s authorized representatives, as well as the necessary tools, measuring devices, test equipment and technical assistance as may be necessary to perform acceptance tests.

10.5               Buyer’s authorized representatives shall observe Embraer’s administrative rules and instructions while at Embraer’s facilities, and Buyer’s representatives will be provided with all appropriate rules and regulations upon arrival.

10.6               Buyer’s authorized representatives shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect to such representatives, for whom Buyer is solely and fully responsible under all circumstances and in any instance except to the extent caused by the gross

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negligence or willful misconduct of Embraer, its officers, directors, employees or agents.

11.       CHANGES

11.1               At delivery each Aircraft will comply with the standards defined in Attachment “A” and shall incorporate all modifications which are classified as Airworthiness Directives (AD’s) mandatory by CTA or FAA and shall also at the Actual Delivery Date incorporate any change agreed upon by Buyer and Embraer in accordance with this Article 11.

[*]

11.2               Embraer can make changes in the design of the Aircraft in accordance with the terms and conditions set forth in Articles 11.2 through 11.7. The definition of which and its respective classification shall be in compliance to the Aircraft type specification, as follows:

11.2.1                  Minor Changes: defined as those modifications which shall not adversely affect the Aircraft in any of the following characteristics:

[*]

11.2.2                  Major Changes: defined as those modifications, which affect at least one of the topics mentioned in Article 11.2.1.

11.3               Embraer shall have the right, but not the obligation, to incorporate Minor Changes in the Aircraft still in the production line at its own cost, without the prior consent of Buyer.

11.4               Embraer shall provide Buyer with written notice (the “Proposal of Major Change – or PMC”) of those Major Changes that are classified as AD’s by means of service bulletins approved by the Aviation Authority and/or CTA, as appropriate. Service bulletins that implement such AD’s shall be referred to as Mandatory Service Bulletins (“MSB”). Embraer shall incorporate Mandatory Service Bulletins as follows:

11.4.1                  Compliance required before Contractual Delivery Date: Embraer shall incorporate MSB in undelivered Aircraft at Embraer’s expense in a reasonable period of time if the compliance time for such MSB is before the Aircraft’s Contractual Delivery Date. Embraer shall not be liable for any delays resulting from incorporation of MSB when the Aircraft has already passed the specific production stage affected by the incorporation of said change but Embraer shall [*] to incorporate such changes prior to the Aircraft’s Contractual Delivery Date [*]. In the event of delay caused by incorporation of any Embraer Service Bulletin (other than an MSB), [*].

11.4.2                  Compliance required after Contractual Delivery Date: During the applicable Aircraft warranty coverage periods as specified in the Aircraft Warranty that is the subject of Attachment “C”, Embraer shall [*]. When flight safety is affected, such changes shall be immediately incorporated.

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If warranty coverage is not available or applicable pursuant to Attachment “C”, the provisions of Article 11.5 shall apply.

11.5               Except for the Major Changes referred to in Article 11.4, any other Major Change, such as (i) any change developed by Embraer as product improvement, (ii) any change requested by Buyer in relation to the Aircraft configuration, or (iii) any change required by the Aviation Authority as a consequence of alterations, amendments and/or innovations of its present applicable regulations, shall be considered as optional and, pursuant to Buyer’s request, Embraer shall submit to Buyer a Proposal of Major Change (“PMC”), which shall describe all possible impacts on the provisions contained in this Agreement, including but not limited to Aircraft pricing, weight, etc. Should Buyer not approve such PMC, the change shall not be incorporated in the Aircraft.

11.6               Any Major Change to the Aircraft, made in accordance with the foregoing paragraphs that affect the provisions of Attachment “A”, shall be incorporated in said Attachment by means of an amendment. The amendment shall be submitted to Buyer for signature thirty (30) days prior to the relevant Aircraft’s Contractual Delivery Date, a copy of which shall be received by Embraer, duly signed, prior to such Aircraft’s Actual Delivery Date.

11.7               Except [*], should an Aircraft not comply with the terms and conditions of Attachment “A”, Buyer shall be entitled to either [*].  Determination of such compliance shall be made by Buyer pursuant to Article 7.

12.       WARRANTY

The materials and workmanship relative to the Aircraft subject to this Agreement will be warranted in accordance with the terms and conditions specified in Attachment “C”. Embraer hereby guarantees to Buyer direct maintenance costs, schedule reliability, service life, and performance of and with respect to the Aircraft in accordance with the terms and conditions specified in Attachments “E”, “F”, “G” and “H”.

13.       PRODUCT SUPPORT PACKAGE

Embraer shall supply to Buyer the Product Support Package described in Article 2 of Attachment “B”, which includes Embraer’s spare parts policy, the Technical Publications and the Services.

14.       ASSIGNMENT

14.1               Buyer may request, and Embraer will take, any action reasonably necessary for the purpose of causing an Aircraft at the time of delivery to be subject to an equipment trust, conditional sale, lien, lease or other arrangement for the initial financing of the Aircraft in connection with the delivery of such Aircraft to Buyer, provided however that Buyer’s rights and obligations contained in Attachments “E”, “F”, “G” and “H” shall not be assignable and that the assignment of its rights and obligations contained in Attachment C shall be governed by the provisions of Attachment C.

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14.2               Buyer may assign its rights with respect to Aircraft to another wholly-owned subsidiary of Republic Airways Holdings Inc. (such subsidiary, the “Sibling”) as provided in this Article 14.2. Such assignment and the Sibling’s exercise of such rights shall be subject to [*].

14.2               Except as expressly permitted by this Article 14, neither Embraer’s nor Buyer’s rights and obligations hereunder may be assigned, conveyed, subcontracted, transferred or delegated, without the other party’s prior written consent.

14.3               Republic Airways Holdings Inc. shall guarantee the obligations of Buyer hereunder pursuant to a guarantee in the form attached hereto as Attachment “K”, and it shall be a breach of this Agreement by Buyer if such guarantee is at any time not effective in accordance with its terms or if Republic Airways Holdings Inc. breaches, defaults, or fails to perform under such guarantee.

15.       RESTRICTIONS AND PATENT INDEMNITY

15.1               Claims Against Buyer. Embraer shall indemnify and hold Buyer, its subsidiaries and affiliates, and their officers, directors, agents and employees (collectively, for purposes of this Article 15, “Buyer”) harmless from and against any and all royalties, liabilities, damages, settlement costs and expenses, losses, claims, actions, lawsuits, demands, fines, penalties, and all expenses (including but not limited to costs of investigation and defense and reasonable fees incurred for attorneys, expert witnesses, consultants and litigation support services) associated with any of the foregoing (collectively, the “Damages”) based upon, caused by, arising from, or in any manner connected with, directly or indirectly, any suit, action, proceeding, allegation, assertion or claim that

(x) any article or service purchased or supplied hereunder or any portion thereof (including without limitation any accessory, equipment or part supplied to Embraer from any other manufacturer, or supplier) (collectively, “Item”) and/or the use or operation thereof constitutes an infringement of any United States or foreign patent, design or model duly granted or registered (“Claim”), provided that from the time of design of such Item and until such Claim is resolved, such foreign country in which any foreign patent is held and the flag country of the Aircraft is each a party to (1) the International Convention for the Protection of International Property (Paris Convention) in any of its revised forms or (2) Article 27 of the Chicago Convention on International Civil Aviation of December 7, 1944, or

(y) Aircraft software or materials, or any part of such Aircraft software or materials as furnished by Embraer, and used within the scope of the license granted by Embraer, constitutes an alleged or actual infringement of any copyright of the United States or misappropriates any third party trade secret (“Copyright Claim”), provided that from the time of design of such item and until such Copyright Claim is resolved, any such foreign country in which the

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infringement claim is made and the flag country of the Aircraft is each a member of The Berne Union.

The indemnification by Embraer provided in this Paragraph 15.1 shall not apply to Buyer furnished or installed equipment, engines, or APUs and their related parts.

15.2               Buyer’s Remedies and Judgments.  In connection with the foregoing, Embraer agrees to defend at its expense any suit or action in respect of any claim or copyright claim.  Buyer’s remedy and Embraer’s obligation and liability under this Article 15 are conditional upon Buyer giving Embraer written notice promptly after Buyer receives notice of a suit or action against Buyer alleging infringement or after Buyer receives a written claim of infringement, whichever is earlier.  Failure to notify Embraer as provided in the foregoing sentence shall relieve Embraer of liability that it may have to Buyer only to the extent that the defense of any such claim is prejudiced thereby. Embraer’s obligations hereunder with respect to any actual or alleged infringement are also conditioned upon (i) Buyer’s promptly furnishing to Embraer all the data, papers, records and other assistance within the control of Buyer material to the resistance of or defense against any such charge or suits for infringement, (ii) upon Embraer’s reasonable request, Buyer’s use of diligent efforts in full cooperation with Embraer to reduce royalties, liabilities, damages, costs and expenses involved, and (iii) Embraer’s prior approval of Buyer’s payment, assumption or admission of any liabilities, or royalties for which Embraer is asked to indemnify Buyer hereunder.  [*]  Embraer shall have the option but not the obligation at any time to conduct negotiations with the party or parties charging infringement and may intervene in any suit commenced. Whether or not Embraer intervenes in any such suit, it shall be entitled at any stage of the proceedings to assume control and conduct the defense and/or settlement of such suit or action either in the name of Embraer or of Buyer, or both.  Buyer shall cooperate with Embraer and shall, upon Embraer’s reasonable request and at Embraer’s expense, arrange for attendance of representatives of Buyer at hearings and trial and assist in effecting settlements, securing and giving evidence, obtaining the attendance of witnesses and in the conduct of the defense of such suits or actions.  Embraer shall assume and pay any and all [*] assessed against Buyer in a judgment of any such suit or action, and Embraer will pay any payments in settlement imposed upon or incurred by Buyer with Embraer’s approval, together with all interest accruing after entry of any such judgment or after the making of any such settlement, [*].

15.3               Continuing Use. In the event any Item purchased or supplied hereunder, or any portion thereof, becomes the subject of any Claim or Copyright Claim, or if Embraer in its reasonable judgment at any time decides that the item purchased or supplied hereunder, or any portion thereof, shall become the subject of such a Claim or Copyright Claim, Embraer shall promptly, but, in any event, no more than thirty (30) days after receipt of written notice from Buyer of a Claim, Copyright Claim or the entry of any order or decree permanently or temporarily enjoining the use of the Item purchased or supplied hereunder, or any portion thereof, at its own expense and option either: (i) obtain for Buyer the right to use the infringing Item, or portion thereof; or (ii) replace, modify, substitute, or update the infringing article, or portion thereof, so that it becomes non-infringing.

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In the event that any such suit or action results in an order, decree or judgment enjoining or otherwise prohibiting Buyer from effectively using any Item for its intended purposes, or any settlement made or approved by Embraer has such result, Embraer agrees at its option and expense to promptly either: (i) procure for Buyer the right to continue using said Item; or (ii) modify said Item so that it becomes non-infringing and otherwise complies with the provisions of this Agreement; or (iii) replace said item with a non-infringing Item suitable for Buyer’s requirements and in a condition equivalent to that of the Item removed.  The foregoing provisions hereof shall apply in case of any such order, decree, judgment or settlement prohibiting Buyer from effectively using any component or part of the Item.

If the party or parties making a claim or copyright claim for which Embraer has agreed to indemnify Buyer hereunder obtains an injunction restraining Buyer’s use of the Item and a bond or other security will be necessary and efficacious to void same, Embraer shall promptly pay to Buyer the amount of premium for any bond or the costs of any other security given by Buyer to release or void such injunction, or alternatively at Embraer’s election shall furnish such bond or other security in Buyer’s behalf.

15.4               Exemptions.  [*] from all damages caused by, arising from or in any way connected with in the event of any suit or action relative to Buyer furnished designs, equipment, materials or data, or any design which is imposed by Buyer on Embraer as an alternative to Embraer’s suggested design, or any Buyer modification of the Embraer supplied Item, or any component or part thereof, or any new designs, equipment, materials or data incorporated, after delivery and acceptance of the Item, by Buyer without the involvement of Embraer.

15.5               Modifications. The foregoing indemnity shall not extend to any claim of infringement based on any modification, change or combination not in accordance with Embraer’s written procedures or without Embraer’s written approval or consent thereto, provided that the claim for infringement relates to the combination, change or modification as opposed to solely the article itself. However, the exclusion set forth in this subparagraph shall not relieve Embraer of its obligation under this Article 15 if the Item continues to be infringing after the removal, as the case may be, of any changes, modifications or combinations, or after-incorporated designs, equipment, materials or data.

15.6               Restrictions. The sales contemplated by this Agreement do not include the transfer of the right to use, or any ownership of, design, copyrights, patents, and other similar rights of Buyer.

16.       MARKETING PROMOTIONAL RIGHTS

Embraer shall have the right to show for marketing purposes, free of any charge, the image of the Aircraft, painted with Buyer’s colors and emblems, affixed in photographs, drawings, films, slides, audiovisual works, models or any other medium of expression (pictorial, graphic, and sculptural works), through all mass communications media such as billboards, magazines, newspaper, television, movie, theaters, as well as in posters, catalogues, models and all other kinds of promotional material. In the event such Aircraft is sold to or operated by or for another company or person, Embraer shall be

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entitled to continue to show the image of the Aircraft, free of any charge, for marketing purposes, with the original colors and emblems, unless otherwise notified by Buyer, provided that any prohibition shall in no way apply to the promotional materials or pictorial, graphic or sculptural works already existing or to any contract for the display of such materials or works already binding Embraer at the time of receipt of the notification.  If the Aircraft is sold to or operated by or for another company or person, Buyer shall upon Embraer’s request seek the approval of such other company or person to show the image of the Aircraft as described above.

17.       TAXES

Embraer shall pay all taxes [*].  All other taxes [*] impost, fees, withholding taxes, stamp taxes, documentary taxes and any other similar or dissimilar taxes, as well as any duties as may be imposed on the sale subject of this Agreement (“Taxes”), shall be borne by Buyer.  [*]

18.       APPLICABLE LAW

This Agreement, and the rights and obligations of the Parties hereunder, shall in all respects be governed by, and construed and interpreted in accordance with, the laws of the State of New York including all matters of construction, validity and performance.

19.       ARBITRATION

19.1               The Parties each irrevocably submit to the exclusive jurisdiction of arbitration and expressly and irrevocably waive its right to bring suit against the other Party in any court of law except for the limited purposes of enforcing an arbitral award obtained with respect to a dispute, or for obtaining any injunctive, temporary or preventative order or similar order available to it under the laws of any jurisdiction for a breach or threatened breach by the other Party of this Agreement which threatens irreparable damage.

19.2               Any dispute submitted for arbitration must be finally settled by binding and confidential arbitration according to the Rules of the American Arbitration Association (the “Rules”), except as may be modified by mutual agreement of Embraer and Buyer. The arbitration, including the rendering of the award, will be conducted by arbitrators (selected as set forth below) who are fluent in the English language. The arbitration proceeding will be conducted with discovery in accordance with the Federal Rules of Civil Procedure. The arbitrators will be appointed in accordance with the Rules except as otherwise provided for herein. The arbitration proceedings will take place in New York, New York, and will be conducted in the English language.

19.3               The Arbitrator will be selected as follows:  within fifteen (15) Business Days of the referral of any matter to arbitration, each Party will select an arbitrator.  Thereafter, within fifteen (15) Business Days of each party’s selection of an arbitrator, the two arbitrators selected by the Parties shall meet to select a mutually agreeable third arbitrator. In the event a Party fails to select an arbitrator with in the time period specified above, the Party that has timely complied with the selection of an arbitrator shall select a second arbitrator.

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These two arbitrators shall within seven (7) Business Days after the time in which the other Party should have selected an arbitrator, meet to select a mutually agreeable third arbitrator. These three arbitrators shall comprise the arbitral panel and all arbitral proceedings shall be conducted in the presence of all three arbitrators.

19.4               If there is a dispute submitted to arbitration, any subsequent additional disputes referred for arbitration (including counterclaims between the Parties) will be consolidated in the same arbitration proceeding.

19.5               The arbitral proceeding will not exceed one hundred (100) days commencing on the date the last arbitrator accepts his or her appointment. If the arbitral award is not issued within this time, then the arbitration proceeding will be automatically renewed for another one hundred (100) days. Evidence may not be taken in the arbitral proceeding except in the presence of both Parties and all witnesses, if any, may be questioned by both Parties. The only evidence which may be considered by the arbitrators in reaching their decision is that which is otherwise admissible in accordance with the then current United States Federal Rules of Evidence.

19.6               Any decision or award of the arbitrators must be based solely on the terms of this Agreement and the substantive governing law applicable to this Agreement.  The decision of the arbitrators must be issued in writing with an explanation of its reasoning, and will be final and conclusive when issued.  Judgment upon the award rendered in the arbitration may be entered and enforced by the Court specified in Article 19.7.

19.7               Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award or for other legal proceedings arising out of this Agreement or any transactions contemplated in this Agreement as provided for herein. However nothing contained in this Agreement shall be deemed to prevent either Party from enforcing any decision of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing or collecting any such award in any court or jurisdiction as such party deems necessary or prudent.

19.8               Each Party shall bear its own costs and expenses of arbitration. The Parties shall share equally the costs, expenses and fees of any arbitral panel designated pursuant to this Agreement.

20.       SOVEREIGN IMMUNITY, VENUE AND FORUM NON CONVENIENS

Embraer represents and warrants that, under the laws of the United States or of any other jurisdiction affecting Embraer, it is subject to private commercial law and suit, and is not entitled to sovereign immunity under any such laws, for its performance of its obligations under this Agreement.  Embraer’s performance of its obligations hereunder constitute commercial acts done for commercial purposes. The Parties furthermore waive to the extent permitted by law any objections to venue of the United States District Court for the Southern District of New York sitting in the County of New York for purposes of enforcing any arbitral award and any right or claim to any transfer or dismissal of any enforcement proceeding in the United States District Court for the Southern District of New York sitting in the County of New York on the grounds of forum non conveniens.

21.       TERMINATION

21.1               Should either Party fail to comply partially or completely with its obligations hereunder, the other Party shall be entitled to give notice of such failure and to require that such failure be remedied within the period specified in that notice, which period shall not be less than [*] days. Should such failure not be remedied within the period so specified, then the Party who gave notice of such failure shall be entitled to terminate this Agreement. Should termination occur in accordance with the foregoing, the defaulting Party shall pay to the non-defaulting Party, as damages, an amount determined by agreement or by law. The foregoing provision shall not apply in any circumstance where an express right of termination is available or will be available under this Agreement upon the expiration of a specific period of time whether or not such termination rights are exercised, except with respect to Buyer’s right to terminate this Agreement in accordance with Article 21.2 in case of termination for a Non-Excusable Delay of [*] or longer [*].

21.2               Buyer shall have the right but not the obligation to terminate this Agreement in respect to the relevant Aircraft, upon the occurrence of any Excusable Delay of [*] or longer, as provided for in Article 9.1.4, or any Non-Excusable Delay in accordance with Article 9.2.1 of [*] or longer after such Aircraft’s Contractual Delivery Date, such right to be exercisable by notice from Buyer to Embraer to such effect no earlier than the [*], as applicable, of impossibility, reasonably thereafter, as applicable.  Upon receipt of such notice of termination, Embraer shall, within [*] after Embraer receives the notice referred to above, return to Buyer an amount equal to the amounts previously paid by Buyer relative to the relevant Aircraft [*] in effect as of the time such amounts were paid, less the value of equipment and services previously delivered or performed by Embraer with respect to such terminated Aircraft and not paid for by Buyer valued in accordance with Embraer’s list price for such equipment and services at time of such termination in accordance with this Article 21.2. In the event the equipment referred to above in the immediately preceding sentence has not been used, it may be returned to Embraer at the Buyer’s sole cost and expense and subject to Embraer’s reasonable right to inspect such equipment, and in the event of such return and acceptance of the condition of the equipment, the value of such returned equipment shall not be deducted from the amounts payable by Embraer as provided for above. No other penalty or indemnity shall be due from Embraer in this case, except in the case of a termination for a Non-Excusable Delay of [*] or longer [*].  In the event Embraer fails to return the deposits and progress payments [*] to Buyer as provided for herein, Embraer shall also pay to Buyer [*] on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer.

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[*]                                 In the event that Embraer breaches the representations and warranties contained in Article 9.2.5, Buyer may terminate this entire Agreement [*], less the value of equipment and services previously delivered or performed by Embraer with respect to such terminated Aircraft and not paid for by Buyer valued in accordance with Embraer’s list price for such equipment and services at time of such termination in accordance with this Article 21.2.1. In the event the equipment referred to above in the immediately preceding sentence has not been used, it may be returned to Embraer at the Buyer’s sole cost and expense and subject to Embraer’s reasonable right to inspect such equipment, and in the event of such return and acceptance of the condition of the equipment, the value of such returned equipment shall [*]. In the [*] to Buyer as provided for herein, Embraer shall also [*]. In addition to and not in lieu of this remedy [*].

21.3               If Buyer terminates this Agreement before an Aircraft Actual Delivery Date for any reason not attributable to Embraer’s default under this Agreement or, if Embraer terminates this Agreement as to any Aircraft or in its entirety pursuant to Article 7.7, Article 4.3 or Article 25, Buyer shall pay to Embraer [*] and shall indemnify Embraer for the value of equipment and services previously delivered and/or performed by Embraer and for the reasonable costs and expenses of reconfiguring Aircraft for sale to another customer.  Such costs and expenses shall be based on Embraer´s then prevailing price list.  For these purposes Embraer may, in its sole discretion, retain all amounts previously paid by Buyer to apply as part of the payments of the damages resulting from such default on the part of Buyer.

21.4               If Buyer terminates this Agreement in respect to an Aircraft or all Aircraft, as the case may be, pursuant to Article 9.3 or 11.7, Embraer, upon Buyer’s request, shall [*] Embraer receives the notice of termination referred to above, return to Buyer all amounts previously paid by Buyer with respect to the relevant Aircraft [*] in effect on the date of receipt of such amounts. No other penalty or indemnity shall be due from Embraer in this case. In the event Embraer fails to return the deposits and progress payments [*] to Buyer as provided for herein, Embraer shall also pay to Buyer [*] on such outstanding amounts not paid by Embraer from the date on which such payments were to have been made until receipt by Buyer.

21.5               In the case of a termination of this Agreement or as to any Aircraft, the indemnities set forth in Article 7.8 and 15 of this Agreement, Article 2.3.2.i of Attachment “B”, and the warranty as provided for in Attachment “C “ (and as such warranty may have been assigned pursuant to Article 14.1), the ferry equipment and product support package provided for in Attachment “B”, and the guarantees provided for in Attachments “E” (subject to adjustment as provided therein), “F” (subject to adjustment as provided therein) and “G”, with respect to any delivered Aircraft shall survive the termination of this Agreement or the termination of this Agreement with respect to one or more Aircraft.

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22.       RIGHT TO PURCHASE THE CONDITIONAL AIRCRAFT

Subject to confirmation by Buyer as described below, Buyer shall have the right to purchase up to twelve (12) additional Aircraft (the “Conditional Aircraft”), to be delivered on the last day of the applicable month set forth below or such earlier date in such month specified pursuant to Article 7.1:

Conditional A/C	Delivery Month
14	Apr 2005
15	[*]
16	[*]
17	[*]
18	[*]
19	[*]
20	[*]
21	[*]
22	[*]
23	[*]
24	[*]
25	Sep 2006

22.1               Buyer’s right to purchase [*] shall be subject to Buyer giving notice to Embraer of its election to purchase [*] on or before [*] in relation to [*], and on or before [*] in relation to the [*]. Buyer shall be allowed to confirm the acquisition of all or part of [*] in either such group.

If Buyer does not exercise its purchase right with respect to [*] on or before the dates above referred to, then Buyer’s rights to purchase such [*] shall be considered terminated and Embraer shall [*].  In the event Embraer fails to [*].

22.2               To secure the Conditional Aircraft delivery positions set forth in this Article 22 and to ensure delivery of the Conditional Aircraft in accordance with its delivery schedule, Buyer shall pay Embraer the purchase price of each Conditional Aircraft as to which Buyer exercises its purchases right in accordance with the terms and conditions contained in this Article 22.2. The Parties acknowledge that each of the Conditional Aircraft and the corresponding delivery positions have been reserved for purchase by Buyer and such Conditional Aircraft have been removed from the market. Buyer has paid to Embraer prior to the execution of this Agreement a [*] deposit per Conditional Aircraft (the “Conditional Aircraft Deposit”).  The Conditional Aircraft Deposit with respect to a Conditional Aircraft shall [*] at the time Buyer’s purchase right for such Conditional Aircraft is exercised by Buyer pursuant to Article 22.1. The same terms and conditions applicable to Firm Aircraft as specified in Articles 4.1.1 through 4.1.4 shall apply to the Conditional Aircraft as if they were Firm Aircraft, provided that any progress payment that would otherwise be due before the exercise of such purchase right for such Conditional Aircraft shall instead be due [*].  Any Payments shall be paid by Buyer by wire transfer in immediately available United States dollars funds, to such bank account in the United States as directed by Embraer to Buyer in writing at least [*] prior to the date of payment, as described in Articles 4.1.1 through 4.1.4.

22.3               Unless [*].

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23.       OPTION FOR THE PURCHASE OF ADDITIONAL AIRCRAFT

Buyer shall have the option to purchase [*], to be delivered on the last day of the applicable month set forth below or such earlier date in such month specified pursuant to Article 7.1:

Option Aircraft	Delivery Month
01	Aug 2006
02	[*]
03	[*]
04	[*]
05	[*]
06	[*]
07	[*]
08	[*]
09	[*]
10	[*]
11	[*]
12	[*]
13	[*]
14	[*]
15	[*]
16	[*]
17	[*]
18	[*]
19	[*]
20	[*]
21	[*]
22	[*]
23	[*]
24	[*]
25	May 2008

The Option Aircraft will be supplied in accordance with the following terms and conditions:

23.1               To secure the Option Aircraft delivery schedule, Buyer shall [*] per Option Aircraft upon signature of this Agreement.

23.2               The unit basic price of each Option Aircraft shall be equal to [*], unless otherwise modified by the Parties and the costs for such changes shall be in addition to the Basic Price.

23.3               The unit basic price of each relevant Option Aircraft above mentioned shall be escalated according to the escalation formula subject of Attachment “D”, determining the Option Aircraft Purchase Price.

23.4               To secure the Option Aircraft delivery positions set forth in this Article 23 and to ensure delivery of the Option Aircraft in accordance with its delivery schedule, Buyer shall pay Embraer the purchase price of each Option Aircraft in accordance with the terms and conditions contained in this Article 23.4. The Parties acknowledge that each of the Option Aircraft and the corresponding delivery positions have been reserved for purchase by Buyer and such Option Aircraft have been removed from the market.

[*] shall apply toward the purchase price of the relevant Option Aircraft and shall be considered non-refundable  (except as expressly provided in this Agreement) with respect to an Option Aircraft upon Buyer’s written notice informing Embraer that Buyer is exercising its option to purchase such Option Aircraft.

The same terms and conditions applicable to Firm Aircraft as specified in Articles 4.1.1 through 4.1.4 shall apply to the Option Aircraft, provided that for any progress payment that would otherwise be due before the exercise by

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Buyer of its purchase option for such Option Aircraft shall be due within two (2) Business Days after the date that Buyer exercises its option to purchase such Option Aircraft. Any Payments shall be paid by Buyer by wire transfer in immediately available United States dollars funds, to such bank account in the United States as directed by Embraer to Buyer in writing at least two (2) Business Days prior to the date of payment, as described in Articles 4.1.1 through 4.1.4.

23.5               CONFIRMATION OF OPTION AIRCRAFT: The option to purchase [*] shall be exercised in [*] of [*] per group (the “Option Groups”) no later than [*] prior to the delivery of the first Option Aircraft in each group. Each Option Group may be partially or completely exercised by Buyer. Exercise of the option to purchase the Option Aircraft shall be accomplished by means of a written notice from Buyer delivered to Embraer by mail, express delivery or facsimile, return receipt requested.

23.6               FAILURE TO CONFIRM; RETURN OF DEPOSIT: In the event an Option Group is not exercised by its option exercise date as specified in the preceding paragraph, Buyer shall lose all rights to said Option Group. In the event two Option Groups are not exercised by their option exercise date, Buyer shall also lose all rights to the remaining Option Groups. Any Option Aircraft not exercised by Buyer as per the terms and conditions of this paragraph will be considered relinquished and the relevant [*] in effect on the date of receipt of [*].  In the event Embraer fails to [*].

23.7               If the options are confirmed by Buyer as specified above, an amendment to this Agreement shall be executed by and between the Parties within thirty (30) calendar days following the Option Aircraft option exercise date, setting forth the terms and conditions applicable to, if any, exclusively to the Option Aircraft.

23.8               The product support package to be applied to the Option Aircraft is described in Article 2 of Attachment “B”.

24.       NOTICES

All notices permitted or required hereunder shall be in writing in the English language and sent, by registered mail, express courier or facsimile, to the attention of the Director of Contracts as to Embraer and of the President as to Buyer, to the addresses indicated below or to such other address as either Party may, by written notice, designate to the other. In the event notice is issued by registered mail or express courier, it shall be deemed received on the day on which the Party receiving such notice executes the delivery receipt.  In the event notice is issued by facsimile, it shall be deemed received on the day on which the sender of such notice receives a facsimile confirmation receipt of such facsimile notice.

24.1               EMBRAER:

EMBRAER - Empresa Brasileira de Aeronáutica S.A.

Av. Brigadeiro Faria Lima, 2170

12.227-901 São José dos Campos - SP

Brasil

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Telephone: (+55-12) 3927-1410

Facsimile: (+55-12) 3927-1257

24.2               BUYER:

Republic Airline, Inc.

2500 S. High School Road

Indianapolis, Indiana  46241

Attention:  President

Tel:  317-484-6047

Fax:  317-484-6060

With a Copy to:

Wexford Capital LLC

411 West Putnam Avenue

Greenwich, Connecticut  06830

Attention:  Jay Maymudes

Tel:  203-862-7050

Fax:  203-862-7350

and

Republic Airways Holdings Inc.

2500 S. High School Road

Indianapolis, Indiana  46241

Attention:  President

Tel:  317-484-6000

Fax:  317-484-6040

25.       CONFIDENTIALITY

Neither Party shall have the right to disclose the terms of this Agreement except as required by law. To the fullest extent permitted by law, except as aforesaid, neither Party shall disclose any portion of this Agreement or its Attachments, amendments or any other supplement, to any third party, other than to its accountants, attorneys, agents, consultants or permitted assignees without the other Party’s prior written consent, and a Party shall cause its accountants, attorneys, agents consultants or permitted assignees to comply with the terms of this Article 25.  Without limiting the foregoing, in the event either Party is legally required to disclose the terms of this Agreement, the Parties agree to exert their reasonable best efforts to request confidential treatment of the clauses and conditions of this Agreement relevantly designated by either Party as confidential.  Without limiting its obligations pursuant to the preceding sentence, Buyer agrees that if it is required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws, it shall promptly (but in no case less than ten (10) Business Days prior to the proposed filing in question) notify Embraer so that Embraer has a reasonable opportunity to contest or limit the scope of such required disclosure, and Buyer shall request, and shall use its best reasonable efforts to obtain, confidential treatment for such sections of this Agreement as Embraer may designate. Buyer further agrees that it shall not in any circumstances file publicly or otherwise disclose the terms of this Agreement under applicable federal and/or state securities or other laws if it has not complied with its obligations pursuant to the previous sentence. Embraer shall have the right to terminate this Agreement pursuant to Article 21.3 if Buyer fails to comply with its obligations pursuant to the previous two sentences (e.g., to notify Embraer that Buyer is require to file or otherwise disclose terms of this Agreement, to request and use its best reasonable efforts to obtain confidential treatment of sections designated by Embraer as confidential, or to file publicly or otherwise disclose the terms of this Agreement if it has not complied with its obligations).

26.       INTEGRATED AGREEMENT

All Attachments referred to in this Agreement and attached hereto are, by such reference and attachment, incorporated in this Agreement. This Agreement, including all Attachments and all amendments, modifications and supplements, is herein and hereinafter called the “Agreement” or the “Purchase Agreement”.

27.       NEGOTIATED AGREEMENT

This Agreement, including all of its Attachments, has been the subject of discussion and negotiation and is fully understood by the Parties, and the rights, obligations and other agreements of the Parties contained in this Agreement are the result of complete discussion and negotiation between the Parties.

28.       COUNTERPARTS

This Agreement may be signed by the Parties in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

29.       ENTIRE AGREEMENT

This Agreement constitutes the entire agreement of the Parties with respect to the sale described as its subject and supersedes all previous and connected negotiations, representations and agreements between the Parties. This Agreement may not be altered, amended or supplemented except by a written instrument executed by the Parties.

30.       NO WAIVER

Any Party’s forbearance from exercising any claim or remedy provided for herein shall not be deemed a waiver of such claim or remedy, and shall not relieve the other Party from the performance of such obligation at any subsequent time or from the performance of any of its other obligations hereunder.

31.       REPRESENTATIONS AND WARRANTIES

31.1               Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Embraer represents and warrants that:

31.1.1                  Embraer is a corporation duly organized, validly existing and in good standing under the laws of Brazil, is the manufacturer of the EMBRAER-170 model aircraft and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

31.1.2                  Embraer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

31.1.3                  The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Embraer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Embraer or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Embraer or (y) adversely affect Embraer’s ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Embraer is a party or by which Embraer or any of its properties is or may be bound or affected.

31.1.4                  The execution and delivery by Embraer of this Agreement, the performance by Embraer of its obligations hereunder and the consummation by Embraer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Embraer, (B) any national, state or municipal government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

31.1.5                  This Agreement has been duly authorized, executed and delivered by Embraer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Embraer enforceable against Embraer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

31.1.6                  Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

31.2                           Effective as of the date of this Agreement and as of the Actual Delivery Date of each Aircraft, Buyer represents and warrants that:

31.2.1                  Buyer is a corporation duly organized and validly existing under the laws of the its state of incorporation in the United States and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Agreement.

31.2.2                  Buyer has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

31.2.3                  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the constitutional documents of Buyer, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Buyer or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Buyer or (y) adversely affect Buyer’s ability to perform any of its obligations hereunder),under any agreement, instrument or document to which Buyer is a party or by which Buyer or any of its properties is or may be bound or affected.

31.2.4                  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Buyer, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction (other than recordation of the Aircraft with FAA) or (C) any other party.

31.2.5                  This Agreement has been duly authorized, executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by the other Party constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

31.2.6                  Each of the foregoing representations and warranties shall survive the execution and delivery of this Agreement and any termination hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers and to be effective as of the day and year first above written.

EMBRAER - Empresa Brasileira de Aeronáutica S.A.		BUYER – Republic Airline, Inc.

By:	/s/ Frederico Fleury Curado	By:	/s/ Bryan Bedford
Name: Frederico Fleury Curado		Name: Bryan Bedford
Title: Executive Vice President Civil Aircraft		Title: Chairman & CEO

By:	/s/ Flavio Rimoli
Name: Flavio Rimoli
Title: Sr. Vice President Airline Market

Date:		Date:
Place:		Place:

Witnesses:
/s/ Robert H. Cooper
Name:		Name: Robert H. Cooper
ID:		ID: EVP & CFO

ATTACHMENT“A” - AIRCRAFT CONFIGURATION

1.            EMBRAER 170 CONFIGURATION

1.1.              EMBRAER 170 Standard Aircraft

The Aircraft EMBRAER 170 shall be manufactured according to (i) the standard configuration specified in the Preliminary Technical Description PTD-170 Rev. 4 dated May 2003, which although not attached hereto, is incorporated herein by reference, and (ii) the characteristics described in the items below.

1.2.              EMBRAER 170 Optional Equipment

The Aircraft will also be fitted with the following options selected by Buyer:

1.2.1.                Aircraft Model and Engines

a. EMBRAER 170 LR

b. GE CF34-8E5 Engine

1.2.2.                Options By Ata Chapter

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

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1.2.3.                EMBRAER 170 Basic Interior Configuration (70 seats)

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

2.            EMBRAER 170 First Aircraft (SN 007) Configuration

2.1.              EMBRAER 170 Standard Aircraft

The Aircraft EMBRAER 170 shall be manufactured according to (i) the standard configuration specified in the Preliminary Technical Description PTD-170 Rev. 4 dated May 2003, which although not attached hereto, is incorporated herein by reference, and (ii) the characteristics described in the items below.

2.2.              EMBRAER 170 First Aircraft Optional Equipment

The First Aircraft will also be fitted with the following options at the time of delivery:

2.2.1.                First Aircraft Model and Engines

[*]

[*]

2.2.2.                Options By Ata Chapter

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

2.2.3.                First Aircraft Interior Configuration

[*]	[*]	[*]
[*]	[*]	[*]

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The first Firm Aircraft to be delivered to Buyer will be the [*] (the “First Aircraft”), which, by the time of its delivery to Buyer, will have [*] interior configuration and optional equipment specified in this Article 3 of this Attachment “A”. The First Aircraft shall have installed [*].

The Parties shall mutually agree on a scheduled date to [*] the First Aircraft to the definitive interior lay-out and avionics configuration as specified in Article 1 of this Attachment “A”. Embraer shall be responsible for [*] including but not limited to [*] the First Aircraft as specified in Article 1 of this Attachment “A”. Embraer shall not be responsible for [*].

Embraer shall [*] the First Aircraft to comply with the configuration described in Article 1 of this Attachment A. The Parties acknowledge, however, [*] as reasonably determined by Embraer, [*] the First Aircraft [*].

3.            FINISHING

The Aircraft will be delivered to Buyers as follows:

3.1 EXTERIOR FINISHING:

The fuselage of the Aircraft shall be painted according to Buyer’s color and paint scheme which shall be supplied to Embraer by Buyer on or before six (6) months prior to the relevant Aircraft Contractual Delivery Date.

The First Aircraft will be delivered to Buyer in June 2004 [*] such First Aircraft, [*].

The wings and the horizontal stabilizer of all Aircraft shall be supplied in the standard colors, i.e., gray BAC707.

3.2               INTERIOR FINISHING:

Buyer shall inform Embraer on or before [*] months prior to the relevant Aircraft Contractual Delivery Date of its choice of materials and colors of all and any item of interior finishing such as seat covers, carpet, floor lining on galley areas, side walls and overhead lining, galley lining and curtain. The above-mentioned schedule for definition of interior finishing shall only be applicable if Buyer selects its materials from the choices offered by and available at Embraer. In case Buyer opts to use different materials and or patterns, such schedule shall be mutually agreed between the Parties at the time of signature of the Purchase Agreement.

3.3               BUYER FURNISHED AND BUYER INSTALLED EQUIPMENT (BFE and BIE):

Buyer may choose to have carpets, tapestries, seat covers and curtain fabrics supplied to Embraer for installation in the Aircraft as BFE. Materials shall conform to the required standards and comply with all applicable regulations and airworthiness requirements. Delays in the delivery of BFE equipment or quality restrictions that prevent the installation thereof in the time frame required by the Aircraft manufacturing process shall entitle Embraer to either

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delay the delivery of the Aircraft or present the Aircraft to Buyer without such BFE, in which case Buyer [*] of the Aircraft. All BFE equipment shall be delivered to Embraer in DDP – Embraer facilities in São José dos Campos, SP, Brazil (Incoterms 2000) conditions.

The Aircraft galleys have provisions for the following BIE items that, unless timely agreed by the Parties, are not supplied or installed by Embraer: Trolleys, ovens, coffee makers, hot jugs and standard units.

4.              REGISTRATION MARKS AND TRANSPONDER CODE

The Aircraft shall be delivered to Buyer with the registration marks painted on them. The registration marks and the transponder code shall be supplied to Embraer by Buyer no later than ninety (90) Days before each relevant Aircraft Contractual Delivery Date.

IT IS HEREBY AGREED AND UNDERSTOOD BY THE PARTIES THAT IF THERE IS ANY CONFLICT BETWEEN THE TERMS OF THIS ATTACHMENT “A” AND THE TERMS OF THE TECHNICAL DESCRIPTION ABOVE REFERRED, THE TERMS OF THIS ATTACHMENT “A” SHALL PREVAIL.

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ATTACHMENT B - FERRY EQUIPMENT AND PRODUCT SUPPORT PACKAGE

1. FERRY EQUIPMENT AND ASSISTANCE

1.1           If it is necessary for any ferry equipment to be installed by Embraer in the Aircraft for the ferry flight between Brazil and the United States of America, Embraer will make available a standard ferry equipment to Buyer (hereinafter the “Kit”), at no charge to Buyer, except as set forth below. In this case, Buyer shall immediately upon the Aircraft’s arrival at Embraer Marketing Aircraft Corporation (“EMAC”) facilities in Fort Lauderdale – Fl, remove the Kit from the Aircraft and EMAC shall return the Kit to Embraer in Brazil at [*], including the necessary insurance.

If Embraer provides the Kit to Buyer and if the Kit is either utilized, whether totally or not, or if the Kit is not returned by Buyer, in Embraer’s reasonable discretion, complete and in the same condition as it was delivered to Buyer, Buyer shall pay Embraer the value of a new Kit. In such case, the original Kit shall [*], and the above-mentioned payment shall be made to Embraer by Buyer upon [*].

1.2           [*]

1.3           At no additional charge to Buyer and at Buyer’s request, Embraer shall make a technical representative available on board of the Aircraft during the ferry flight in order to assist Buyer’s flight crew with any possible technical problem with the Aircraft and also to assist Buyer with the communication with Brazilian custom clearances and Aircraft refueling individuals. Such representative shall remain on board of the Aircraft until the last stop in Brazilian territory. Any other arrangement shall be requested by Buyer with [*] days prior to the relevant Aircraft Contractual Delivery Date and Embraer will inform Buyer the terms and conditions to provide such additional service to Buyer.

2. PRODUCT SUPPORT PACKAGE

2.1 MATERIAL SUPPORT

2.1.1        Spares Parts General Policy: Embraer guarantees the supply of line replaceable units, spare parts, ground support equipment and tooling, except engines and engine accessories, hereinafter referred to as “Spare(s)”, for the Aircraft for a period of [*] years after production of the last aircraft of the same type. Such Spares shall be supplied according to the prevailing availability, sale conditions, delivery schedule and effective price on the date of acceptance by Embraer of the purchase order. The Spares may be supplied either by Embraer in Brazil or through its subsidiaries or distribution centers located abroad.

Embraer’s spare parts policy is to provide the following categories of spares as specified in the respective Embraer publications and available to be purchased through Embraer:

•      Line Replaceable Units (LRU’s);

•      Parts to repair and overhaul components manufactured under Embraer specification to be used only on the Aircraft;

•      Parts to line maintenance;

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•      Parts to fulfill all maintenance tasks per maintenance manual and/or maintenance plan issued by Embraer;

•      Embraer-made parts;

•      Aircraft Ground Equipment (AGE);

•      Aircraft Ground Equipment spare parts manufactured under Embraer specifications;

•      Special tools; and

•      Bulk materials.

2.1.2        Recommended Spare Parts List (“RSPL”): Upon Buyer’s request, Embraer shall present to Buyer a recommended Spare provisioning list (the “RSPL”). The objective of the RSPL is to provide Buyer with a detailed list of Spares that will be necessary to support the initial operation and maintenance of the Aircraft by Buyer. Such recommendation will be based on the experience of Embraer and on the operational parameters established by Buyer.

Embraer will provide a qualified team to attend pre-provisioning conferences, as necessary, to discuss Buyer requirements and the RSPL as well as any available spare parts support programs offered by Embraer. Such meeting shall be held at a mutually agreed upon place and time, [*] prior to the Contractual Delivery Date of the first Firm Aircraft.

Buyer may elect to acquire all the items contained in the RSPL or to combine a partial acquisition of the RSPL items with a participation in the special spare parts support programs, available from Embraer.

Buyer may acquire the items contained in the RSPL directly from Embraer or directly from Embraer’s vendors. For the items contained in the RSPL that Buyer elects to purchase directly from Embraer (the “IP Spares”). If Buyer places a IP Spares purchase order on or before [*] days prior to the first Firm Aircraft Contractual Delivery Date, [*].  For purchase orders placed by Buyer after the schedule set forth above, the IP Spares shall be provided to Buyer in accordance with the quoted lead times.

Embraer will deliver the IP Spares in FCA (Free Carrier - Incoterms 2000) condition, at the port of clearance indicated by Embraer [*].

If requested by Buyer, Embraer will update the data of the RSPL incorporating engineering and price changes. Embraer will maintain a master copy of the RSPL updated [*].

2.1.3        Credit for surplus IP Spares: Embraer offers to Buyer a program for certain surplus IP Spares manufactured by Embraer and which were recommended in writing by Embraer limited to the quantities, part numbers and serial numbers (if applicable) identified in the relevant invoices. Such program will provide terms no less favorable than the following:

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a.     Credit Program: During the period commencing [*] after delivery of the first Aircraft under the Purchase Agreement of which this is an Attachment and ending [*] after such delivery, Embraer will, [*], offer a credit for new and unused IP Spares manufactured by Embraer (i) which have been supplied by Embraer as IP Spares for the Aircraft subject of this Agreement and (ii) which are surplus to Buyer´s needs. Such credit may be used toward the purchase of Spares manufactured by Embraer, Technical Publications or Services (excluding training) offered by Embraer.

a.1       Exceptions: Embraer will not issue credits for IP Spares which were purchased by Buyer in excess to or differently from the IP Spares recommended in writing by Embraer to Buyer by the IPL as initial provisioning for the Aircraft and for IP Spares which have become obsolete or have been superseded by another part as a result of (i) Buyer’s modification of an Aircraft for which the IP Spares were purchased; (ii) Embraer design improvements (except for IP Spares which have become obsolete because of a defect in design); (iii) IP Spares which are shelf-life limited; (iv) damaged IP Spares; or (v) IP Spares that were not properly stored.

a.2       Credit values: The credit for each IP Spare to be issued by Embraer will be: (i) an amount equal to [*] or (ii) an amount equal to [*] whichever is less.

a.3       Delivery of surplus IP Spares: IP Spares for which a credit has been requested shall be delivered by Buyer, freight and insurance prepaid, to Embraer’s plant in São José dos Campos, SP, Brazil, or any other destination as Embraer may reasonably designate. All returned IP Spares are subject to Embraer’s quality control inspection and acceptance. All IP Spares which are rejected by Embraer’s quality control and/or are included in the exceptions set forth in paragraph a.1 hereinabove, will be returned to Buyer at Buyer’s expense, no credit being due in this case.

a.4       Credit issue: After Embraer’s acceptance of those IP Spares suitable for the credit program, under the terms of this Agreement, Embraer will notify the available credit amount to Buyer and provide all relevant information as to credit utilization.

2.1.4        Other Spare Parts Services:

a.     AOG services: Embraer will maintain a call center for the AOG services, twenty-four (24) hours a day, seven (7) days a week. All the contacts with the call center can be made through TOLL FREE numbers (phone and fax), e-mail [*] Embraer will also maintain the regular direct lines (phone and fax), in case of failures. The information concerning TOLL FREE, regular lines and e-mail address can be obtained through the Customer Account Manager designated to Buyer by Embraer or through Embraer’s Customer Service offices. Embraer will deliver parts under AOG from Buyer nearest location, provided that the part is available at this location at the moment of the

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request, in FCA condition - Embraer’s facility, respecting Buyer’s shipping instructions.

Other than AOG orders, Buyer may expedite spare parts orders as spare parts critical orders (imminent AOG or work stoppage situation) or as spare parts routine expedite orders (urgent stock replenishment – “USR”). [*]

	[*]	[*]	[*]
[*]	[*]	[*]	[*]

b.     Routine and/or Critical Spares: Embraer will deliver routine and/or critical Spares (other than AOG Spares) in [*], depending on where the purchase order was placed with or otherwise agreed between Embraer and Buyer. Routine and/or critical Spares shall be delivered according to their lead times, depending upon the purchase order priority and with the respective authorized release certificate or any similar document issued by a duly authorized person.

2.1.5        Parts Exchange Program: According to its prevailing availability, Embraer may offer an “exchange program” for repairable parts whenever the vendor does not have its own exchange program.

2.1.6        Parts Repair Program: For any repair required by Chautauqua on any Embraer or vendor repairable item, Embraer may assist Chautauqua to perform such repair in order to ensure the shortest turn around time (TAT).

2.1.7        Pricing: Embraer will maintain a spare parts price list updated periodically. Items not shown on the list will be quoted on request.

2.2 AIRCRAFT TECHNICAL PUBLICATIONS:

2.2.1        Aircraft Publications: Embraer shall supply, at no additional charge to Buyer, [*] complete sets of operational and maintenance publications (as defined in Exhibit 1 hereto), plus one (1) operational set (as defined in Exhibit 1 hereto) on board of each Aircraft to be delivered to Buyer, in the English language. The list of manuals is specified in Exhibit “1” to this Attachment “B”. Such publications are issued under the applicable specification and are [*]. The revision service for these publications is provided, [*], including mailing services (except for air cargo shipping) and the software license fee [*].

2.2.2        Vendor’s items Publications: With respect to vendor items installed in the Aircraft which have their own publications, Buyer will receive them in the same quantity specified in paragraph 2.2.1, in their original content and printed form, directly from the suppliers, which are also responsible to keep them continuously updated through a direct communication system with Buyer.

2.2.3        All Embraer Operational and Maintenance Technical Publications are available [*] except for [*] that are available [*].

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Maintenance Technical Publications, [*] will be provided [*].

2.2.4        The Parties further understand and agree that in the event Buyer elects not to take all or any one of the publications above mentioned, or revisions thereof, no refund or other financial adjustment of the Aircraft Basic Price will be made since such publications are offered at no charge to Buyer.

2.2.5        The terms and conditions of this Article 2.2 do not apply to [*] except for [*] that Embraer shall [*].

2.3 SERVICES

Embraer shall provide familiarization programs and on-site support for the Aircraft (the “Services”) in accordance with the terms and conditions described below:

2.3.1        Aircraft familiarization program:

a.     The familiarization program specified in paragraph “e” below (the “Training Package”) is being offered at [*], except for the [*], which are used in flight training to be performed in the Aircraft, if any, as well as, travel and board & lodging expenses of Buyer’s trainees, [*]. The Training Package shall be conducted in accordance with Buyer’s training program and with all applicable regulations and requirements of the Aviation Authority.

b.     Notwithstanding the eventual use of the term “training” in this paragraph 2.3.1, the intent of this program is solely to familiarize Buyer’s pilots, mechanics, employees or representatives, duly qualified per the governing body in the country of Buyer’s operation, with the operation and maintenance of the Aircraft. It is not the intent of Embraer to provide basic training (“ab-initio”) to any representatives of Buyer.

c.     The Training Package, as applicable, shall occur prior to the [*] Aircraft Actual Delivery Date, as it shall be previously agreed upon by Buyer and Embraer, [*].

Buyer must give written notification to Embraer [*] days in advance of Buyer’s expected training schedule (including the full name and identification of each attendee) and Buyer shall [*].  Substitutions will not be accepted for training within this period.

[*] should Buyer not take all or any portion of the Training Package on or before [*], Buyer shall be deemed to have fully waived its rights to such service, no refund or indemnity being due by Embraer to Buyer in this case.

d.     The Training Package shall be conducted by Embraer’s designated trainer provider in United States, or at such other location, as Embraer shall reasonably designate [*].

e.     The Training Package covers:

e.1       One (1) Pilot Familiarization Program for up to [*] including (i) ground familiarization as regards Aircraft systems, weight and balance, performance and normal/emergency procedures and, (ii) flight simulator

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training in [*] in accordance with the Aviation Authority’s approved Flight Operations Training Program.

e.2       One (1) Maintenance Familiarization Course for up to [*]. This course shall consist of classroom familiarization with Aircraft systems and structures and shall be in accordance with ATA specification 104, level III.

e.3       One (1) Flight Attendant Familiarization Course for up to [*]. This course shall consist of classroom familiarization, including a general description of Aircraft and systems to be used by flight attendants.

e.4       In addition to the above, the following individuals shall be trained:

•      Up to [*] which received [*] to be trained [*]

•      Up to [*] which received [*] to be trained [*]

•      Up to [*] which received [*] to be trained [*]

•      Up to [*]

•      Up to [*]

•      Up to [*] to be trained [*]

•      Up to [*]

f.      Buyer shall be solely responsible for submitting its training programs to the Aviation Authority for approval.

g.     The presence of Buyer’s authorized trainees shall be allowed exclusively in those areas related to the subject matter hereof and Buyer agrees to hold harmless Embraer from and against all and any kind of liabilities in respect of such trainees to the extent permitted by law.

Any other service will be subject to a specific agreement to be negotiated by the Parties and will be charged by Embraer accordingly.

2.3.2                        [*] support:

a.     Embraer shall identify in its sole discretion, and provide a technical support representative (the “TSR”) [*].

b.     TSR shall assist and advise Buyer on the Aircraft maintenance during its initial operation and act as liaison between Buyer and Embraer.

c.     At no charge to Embraer, Buyer shall provide each such TSR with communication services (telephone, facsimile) as well as office space and facilities at Buyer’s designated maintenance base. Buyer shall also (a) arrange all necessary work permits and airport security clearances required for Embraer employees, to permit the accomplishment of the services mentioned in this item 2.3.2, in due time; and (b) obtain all necessary custom clearances both to enter and depart from Buyer’s country for Embraer’s employees and their personal belongings and professional tools.

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d.     During the [*], Buyer shall permit access to the maintenance and operation facilities as well as to the data and files of Buyer’s Aircraft fleet. It is hereby agreed and understood that Buyer shall make available [*], one (1) set of updated Technical Publications as referred to in Article 2.2 above, it being Buyer’s responsibility to perform the revision services in order to maintain such publications updated within the period [*].

e.     Buyer shall bear all expenses related to [*].

f.      Without a previous written authorization from Embraer, TSR shall not participate in test flights or flight demonstrations. In case Buyer obtains such previous authorization, Buyer shall include the TSR in Buyer’s insurance policy. Embraer reserves the right to halt the services mentioned in this item 2.3.2, should any of the following situations occur at Buyer’s base: a) there is a labor dispute or work stoppage in progress; b) war or war like operations, riots or insurrections; c) any conditions which is dangerous to the safety or health of Embraer’s employee; or d) the government of Buyer’s country refuses permission to Embraer’s employee to enter the country.

g.     The Parties further understand and agree that in the event Buyer elects not to take all or any portion of the [*] support provided for herein, [*]. Any other additional on site support shall depend on mutual agreement between the Parties and shall be charged by Embraer accordingly.

h.     The presence of TSR shall be allowed exclusively in those areas related to the subject matter hereof and Embraer agrees to hold harmless Buyer from and against all and any kind of liabilities in respect of such TSR to the extent permitted by law.

i.      Buyer agrees to indemnify and hold harmless Embraer and Embraer’s officers, agents, employees and assignees from and against all liabilities, damages, losses, judgments, claims and suits, including costs and expenses incident thereto, which may be suffered by, accrued against, be charged to or recoverable from Embraer and/or Embraer’s officers, agents, employees and assignees by reason of loss or damage to property or by reason of injury or death of any person resulting from or in any way connected with the performance of services by employees, representatives or agents of Embraer for or on behalf of Buyer related to Aircraft delivered by Embraer to Buyer, including, but not limited to, the Services and any other services such as technical operations, maintenance, and training services and assistance performed while on the premises of Embraer or Buyer, while in flight on Buyer-owned Aircraft or while performing such activities, at any place, in conjunction with the Aircraft operations of Buyer, [*].

2.3.3        [*]

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[*] the following technical publications covering Aircraft operation and maintenance, plus [*], shall be delivered to Buyer in accordance with the following list:

OPERATIONAL SET

1. Airplane Flight Manual (AFM)(*)
2. Weight & Balance Manual (WB)(*)
3. Airplane Operations Manual (AOM)(*)
4. Quick Reference Handbook (QRH)(*)
5. Dispatch Deviation Procedures Manual (DDPM)(*)
6. Supplementary Performance Manual (SPM)(*)
7. Operational Bulletins Set (OB)
8. Master Minimum Equipment List CTA (MMEL)
9. Standard Operating Procedures Manual (SOPM)
10. Flight Attendant Manual (FAM)

MAINTENANCE SET

1. Aircraft Maintenance Manual (AMM)
2. Aircraft Illustrated Parts Catalog (AIPC)
3. Fault Isolation Manual (FIM)
4. Non Destructive Testing Manual (NDI)
5. Maintenance Planning Document (MPD)
6. Wiring Manual (WM)
7. Structural Repair Manual (SRM)
8. Service & Information Bulletins Set (SB/IB)
9. Service Newsletters (SNL)
10. Parts Information Letter (PIL)
11. System Schematic Manual (SSM)
12. Instructions for Ground Fire Extinguishing and Rescue (IGFER)
13. Airport Planning Manual (APM)
14. Illustrated Tool & Equipment Manual (ITEM)
15. Task Card System CDROM (TCS)
16. Ramp Maintenance Manual (RMM)
17. Power plant Build-up Manual (PPBM) (**)
18. Corrosion Prevention Manual (CPM)
19. Component Maintenance Manual (CMM) (**)
20. Airplane Recovery Manual (ARM)
21. Maintenance Facility and Equipment Planning (MFEP)
22. Standard Wiring Practices Manual (SWPM)
23. Standard Manual (SM)
24. Consumable Products Catalog (CPC)
25. Maintenance Review Board Report (MRB)

(*)           One extra copy on board each Aircraft

(**)         To be delivered by the suppliers directly to Buyer.

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ATTACHMENT “C” - WARRANTY - MATERIAL AND WORKMANSHIP

1)              Embraer, subject to the conditions and limitations hereby expressed, warrants the EMBRAER 170 Aircraft subject of the Purchase Agreement to which this is an Attachment, as follows:

a.               For a period of [*] months from the date of delivery to Buyer, each Aircraft will be free from:

•                  Defects in materials, workmanship and manufacturing processes in relation to parts manufactured by Embraer or by its subcontractors holding an Embraer part number;

•                  Defects inherent to the design of the Aircraft and its parts designed or manufactured by Embraer or by its subcontractors holding an Embraer part number.

b.              For a period of [*] months from the date of delivery to Buyer, each Aircraft will be free from:

•                  Defects in operation of vendor (Embraer’s supplier) manufactured parts, not including the Engines, Auxiliary Power Unit (APU) and their accessories (“Vendor Parts”), as well as failures of mentioned parts due to incorrect installation or installation not complying with the instructions issued or approved by their respective manufacturers.

•                  Defects due to non-conformity of Vendor Parts to the technical specification referred to in the Purchase Agreement of the Aircraft.

Once the above-mentioned periods have expired, Embraer will transfer to Buyer the original Warranty issued by the vendors, if it still exists.

2)              Embraer, subject to the conditions and limitations hereby expressed, warrants that:

a.               All spare parts or ground support equipment, not including Engines, APU and their Accessories, which have been manufactured by Embraer or by its subcontractors holding an Embraer part number, which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of [*] months from the date of the invoice, be free from defects of material, workmanship, manufacturing processes and defects inherent to the design of the above mentioned parts or ground support equipment.

b.              All spare parts or ground support equipment, which have been designed and manufactured by vendors, not including Engines, APU and their related accessories, and stamped with a serial number which will permit their particular identification and which have been sold by Embraer or its representatives will, for a period of [*] months from the date of the invoice, be free from malfunction, defect of material and manufacture.

3)              The obligations of Embraer as expressed in this Warranty are limited to replace or repair defective parts, depending solely upon its own judgment. The defective parts shall be returned to Embraer or its representatives within a period of [*] days after the later of either the occurrence of the defect, or after Buyer should reasonably have been aware of the defect, whichever is longer, at Buyer’s own expense

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(including but not limited to, freight, insurance, customs duties), adequately packed, provided that such components are actually defective and that the defect has occurred within the periods stipulated in this certificate. Should the defective part not be returned to Embraer within such [*] period, Embraer may have the right, at its sole discretion, to deny the warranty claim. In the event that it is not practical in the international commercial transportation industry to return the part or component which is the subject of a warranty claim under this Attachment C, to Embraer, because of either its extremely large size or its relationship to the Airframe, [*].  Embraer shall thereafter send [*] for the alleged defect. In the event that Embraer in its sole judgment finds [*] is defective, Embraer shall either repair, rework, or replace the defective [*].

NOTE:            Notification of any defect claimed under this item 3 must be given to Embraer within [*] after such defect is found.

Freight, insurance, taxes and other costs incurred by Embraer or its representative for the return of the part to Buyer, as well as the associated costs with the reinstallation and adjustments are Buyer’s responsibility.

Parts supplied to Buyer as replacement for defective parts are warranted for the balance of the warranty period still available from the original warranty of the exchanged parts.

4)              Embraer will accept no warranty claims under any of the circumstances listed below unless it can be demonstrated in accordance with the standards of the international aircraft manufacturing industry that such operation or maintenance or other circumstance did not cause the defect:

a.               When the Aircraft has been used in an attempt to break records, or subjected to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subjected to any manner of use in contravention of the applicable aerial navigation or other regulations and rules, issued or recommended by government authorities of whatever country in which the Aircraft is operated, when accepted and recommended by I.C.A.O.;

b.              When the Aircraft or any of its parts have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin;

c.               Whenever the Aircraft or any of its parts have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used;

d.              Whenever parts have had their identification marks, designation, seal or serial number altered or removed;

e.               In the event of negligence, misuse or maintenance services done on the Aircraft, or any of its parts not in accordance with the respective maintenance manual;

f.                 In cases of deterioration, wear, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.

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5)              This Warranty does not apply to defects presented by expendable items, arising after the applicable service life or maintenance cycle for such item, and to materials or parts subjected to deterioration.

6)              The Warranty hereby expressed is established between Embraer and Buyer, and it cannot be transferred or assigned to others, unless by written consent of Embraer, according to Article 14 of the Purchase Agreement of which this is an Attachment.

7)              THE WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND REMEDIES OF BUYER SET FORTH IN THIS WARRANTY CERTIFICATE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF EMBRAER AND ANY ASSIGNEE OF EMBRAER AND ALL OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NON-CONFORMANCE OR DEFECT OR FAILURE OR ANY OTHER REASON IN ANY AIRCRAFT OR OTHER THING DELIVERED UNDER THE PURCHASE AGREEMENT OF WHICH THIS IS AN ATTACHMENT, INCLUDING DATA, DOCUMENT, INFORMATION OR SERVICE, INCLUDING BUT NOT LIMITED TO:

a.               ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

b.              ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE;

c.               ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR OTHER RELATED CAUSES OF EMBRAER OR ANY ASSIGNEE OF EMBRAER, WHETHER ACTIVE, PASSIVE OR IMPUTED; AND

d.              ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO ANY AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO ANY AIRCRAFT OR FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

8)              No representative or employee of Embraer is authorized to establish any other warranty than the one hereby expressed, nor to assume any additional obligation, relative to the matter, in the name of Embraer and therefore any such statements eventually made by, or in the name of Embraer, shall be void and without effect.

9)              Provided the provisions hereof are still effective in accordance with their terms, then Buyer may assign Buyer’s rights pursuant to this warranty to any entity (but for entities or air carriers which are owned, effectively controlled or managed by any other airframe manufacturer which competes in the thirty seven (37) to one hundred ten (110) seat turbo jet market (“Transferee”)) provided Buyer notifies Embraer of the identity of such Transferee prior to such transaction. In the event such Transferees or Other Transferees (as defined herein) subsequently transfer any Aircraft, any Transferees’ or Other Transferees’ rights which remain pursuant to this Warranty with respect to such Aircraft may also be transferred to any other entity (but for entities or air carriers which are owned, effectively controlled or managed by any other airframe manufacturer which competes in the thirty seven (37) to one hundred ten (110) seat turbo jet market) (“Other Transferees”)) provided that the Transferees or Other Transferees notify Embraer of the identity of such other entity prior to such transaction.

ATTACHMENT “D” - EMBRAER 170 ESCALATION FORMULA

[*]

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ATTACHMENT “E” - DIRECT MAINTENANCE COST GUARANTEE

I.      Embraer, subject to the terms, conditions and limitations contained in this Attachment, shall guarantee the incurred direct maintenance cost (the “Maintenance Cost Guarantee”) for the fleet of Aircraft subject of the Purchase Agreement as follows:

a.      The Maintenance Guarantee for the Aircraft shall be for the period that begins at [*] (“Guarantee Term”). [*]

b.      For the first [*] period commencing with the first Aircraft Actual Delivery Date, the Achieved cumulative Maintenance Cost - AMC for replacement, repair, overhauls and inspections of Buyer’s Aircraft, shall not exceed a Maintenance Cost Guarantee ("MCG1") rate of:

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

c.      For the first [*] period commencing with the first Aircraft Actual Delivery Date, the Achieved cumulative Maintenance Cost - AMC for replacement, repair, overhauls and inspections of Buyer’s Aircraft, shall not exceed a Maintenance Cost Guarantee ("MCG2") rate of:

[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

d.      The [*] shall be [*] in accordance with [*].

e.      Measurement will be computed annually on the anniversary date of [*].  The results will be reconciled year by year until [*]

f.       In the event at the end of each annual measurement period, the AMC is higher than the MCG, Embraer shall provide [*] to Buyer as provided for below:

[*]

g.      Buyer shall use [*] efforts to calculate and submit to Embraer the AMC quarterly, in electronic format, [*] after the end of each quarter during the Guarantee Term. In the event that Buyer fails to submit such data to Embraer as described in the preceding sentence, Embraer shall send a written notice to Buyer requesting such data, and the guarantee contained in this Attachment shall terminate in the event Buyer fails to submit the AMC to Embraer within [*] of such written notice.

The Parties shall use [*] efforts to reach an agreement over the data annually within [*] after the submission of AMC in regard to any fourth quarter. In the event that the AMC contains [*] that is out of the reasonable control of [*], the Parties shall also discuss the reasons for such [*] and whether it should be included in the calculation of the AMC. Any credit amount will be credited to Buyer [*] after the agreement regarding the annual period. Such credit may be used by Buyer only toward [*].

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h.      This Maintenance Guarantee is based upon the following assumptions, and any change to the assumptions shall result in an appropriate recalculation of the MCG rate specified in items “b” and “c” above, at Embraer criteria.

Fleet Size 01: A minimum fleet size of [*] Aircraft delivered in accordance with Article 5 of the Purchase Agreement.

Fleet Size 02: A minimum fleet size of [*] Aircraft delivered in accordance with Article 22 of the Purchase Agreement.

[*]

1      Economic condition: [*]

2      Utilization: The guarantee covers a minimum of [*] flight hours per cycle, [*] APU hour per flight hour plus or minus [*] APU hour per flight hour and [*] APU cycle per flight cycle plus or minus [*] APU cycle per flight cycle. Buyer’s fleet-wide average annual Aircraft utilization shall be [*] flight hours, plus or minus [*]

3      Labor rate: [*] per man-hour [*]

4      Maintenance Review Board Report: MRB 170.

[*]

5      Economic condition: [*]

6      Utilization: The guarantee covers a minimum of [*] flight hours per cycle, [*] APU hour per flight hour plus or minus [*] APU hour per flight hour and [*] APU cycle per flight cycle plus or minus [*] APU cycle per flight cycle. Buyer’s fleet-wide average annual Aircraft utilization shall be [*] flight hours, plus or minus [*]

7      Labor rate: [*] per man-hour [*]

8      Maintenance Review Board Report: MRB 170.

i.       The following are the elements covered under this Maintenance Guarantee:

1.      Material cost for non-repairable parts purchased from or through Embraer and / or Embraer approved vendors.

2.   Overhaul/repair costs incurred at Embraer approved repair facilities.

3.   Expendable which can be accounted for on an unit basis, i.e. filters, gaskets, excluding wire, rivets, nuts, bolts, washers, pins, brackets, tie wraps.

4.   Parts and materials consumed through scheduled maintenance according to the Maintenance Review Board Report (MRB).

j.       The following elements are not covered under this guarantee:

1.   Costs associated with taxes, levies, imposts, customs fees.

2.   Shipping, receiving, ferry, packing, storage, warehousing and insurance expenses.

3.   General administrative and overhead expenses.

4.   Restoration expenses incurred due to damage to or failure of Aircraft, components or parts caused by accident, incident, FOD or Acts of God, negligence, abuse, misuse and/or maintenance errors.

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5.      When the Aircraft or any of its parts has/have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin, provided such approvals have not been unreasonably withheld.

6.      Consumables including but not limited to fluids, water, oils, sealants, washing compounds, cleansers, solvents, and lubricants.

7.      Labor costs (excluding the [*] related to [*] and [*] service bulletins implementation, provided that [*] have been [*] in writing [*] in order [*]

8.      Normal line operations activities (i.e. Aircraft servicing) including but not limited to walkaround (i.e. visual inspection), fueling, parking, washing, lavatory servicing and gallery servicing.

9.      Service bulletins and or airworthiness directives.

10.    Parts or components returned from vendors with “no-fault” found, i.e., re-certification charges without any repair and associated labor. Any part removed and replaced from an Aircraft which does not solve the Aircraft problem (poor troubleshooting) and associated labor.

11.    Leasing or loan fees related to the aircraft or any of its parts which are being used in place of an unserviceable unit.

12.    Any part supplied on a “no-charge basis” or for which a warranty credit or replacement part has been supplied.

13.    Aircraft downtime costs.

14.    Any parts that are changed during scheduled or unscheduled maintenance, due to failure, which are still under the warranty period and, are not submitted to Embraer or the suppliers for warranty credit.

15.    Cabin equipment and furnishing materials, such as but not limited to carpets, seat covers, galley equipment and passenger commodities.

16.    Spare parts prices that exceed the prices obtainable from Embraer, provided, in the event that [*] in a reasonable time frame, [*] may [*] and [*] will reasonably agree on [*]

17.    In cases of deterioration, wear, breakage, damage or any other defect resulting from the use of inadequate packing methods when returning items to Embraer or its representatives.

18.    Maintenance problems caused by Buyer’s negligence or misuse of parts or Buyer’s failure to take all maintenance actions on the Aircraft as recommended in all applicable maintenance manuals.

19.    Maintenance problems involving Aircraft or parts that has / have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used.

20.    Maintenance problems involving parts that have had their identification marks, designation, seal or serial number altered or removed.

21.    Extraordinary costs incurred as a result of any labor disruption or dispute involving a significant work action that affects in whole or part the Aircraft’s normal operation or maintenance.

22.    Engines, related parts and related LRU costs.

23.    Nacelle and Thrust Reverser.

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24.    BFE (Buyer Furnished Equipment) and / or BIE (Buyer Installed Equipment) costs.

25.    Maintenance reserves.

26.    GSE (Ground Support Equipment) costs.

II.    The foregoing maintenance guarantee is provided subject to Buyer’s adherence to the following general conditions:

a.       Airplane Operation: Aircraft shall be operated in airline service in accordance with the applicable Air Authority regulations and as recommended by Embraer through the official and updated Operations and Airplane Flight Manual.

b.      Inspection Program: The Aircraft shall be maintained in accordance with the current Maintenance Review Board Report – (MRB), and the checks shall in no event occur at a time [*] Buyer’s Maintenance Program must have provisions for escalating the checks interval as soon as the applicable Air Authority allows. Buyer’s program should also include the use of task cards to assist the maintenance personnel in performing inspection task.

c.       Aircraft Manuals: Buyer shall keep a complete set of Embraer recommended manuals up-to-date and available to airline personnel for assisting them with the maintenance and operation of the Aircraft. A set of recommended manuals or a electronic link to the data should be available at all maintenance bases (line or heavy) and shall be maintained with the latest revisions at all times.

d.      Warranty: Buyer shall have at minimum, one person which will be dedicated to the. Aircraft warranty program. This person(s) will be trained by Embraer warranty department on the correct procedures for filing Buyer warranty claims in accordance with mutually agreed format. This person(s) shall also be responsible for the filing of warranty claims directly to suppliers for credit, repair or replacement.

e.       Parts Repair: All shop repairs shall be performed in Embraer’s or Embraer’s suppliers’ authorized repair shops.

f.       Staff levels: Buyer shall have available reasonable staff to properly maintain the Aircraft during scheduled and unscheduled maintenance. This shall include, but not be limited to, mechanics, electricians, avionics specialists, inspectors, cleaners, ground personnel and flight crews licensed or certified by the applicable Air Authority as required by the applicable Air Authority regulations.

g.      Training: Buyer is required to put in place a training program approved by the local airworthiness authority, which, at a minimum, shall include the following items:

1.      initial and recurrent training for pilots in the Aircraft;

2.      initial and recurrent training for flight attendants in the Aircraft; and

3.      initial and recurrent training for the maintenance staff (airframe, powerplant, electric avionics specialists) in the Aircraft.

A reasonable number of maintenance specialist will require supplier’s training.

Buyer is required to train to the above standards a reasonable number of new hired employee who will work in or on the Aircraft.

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h.      Spare Parts Limitation: Spare parts price shall not exceed the prices obtainable from Embraer. In the event that Embraer cannot supply a part to Buyer in a reasonable time frame, Embraer may authorize the purchase of such part by Buyer from a third party at a price in excess of Embraer’s price, Embraer and Buyer will mutually agree on the portion of such price to be included in this guarantee provided Buyer maintained the minimum stock level recommended by Embraer.

i.        Buyer will be required to provide Embraer an every three month service bulletin status report, containing service bulletin number, Aircraft serial number, Aircraft total time and total cycles.

j.        Ground Support Equipment: Embraer shall provide Buyer a list of tooling and ground support equipment required to maintain the Aircraft, this list shall be subject to Buyer’s reasonable approval. Buyer will be required to maintain these levels of required tooling and ground support equipment in good working order at all times.

k.       Reliability Reporting: Buyer is to provide monthly to Embraer a Aircraft reliability report. This report shall include Aircraft total time and cycles, component removals, shop finding reports and tear down reports (for each failure completed) by authorized agencies and SDR’s (Service Difficult Report) with date, Aircraft registration, problem description, maintenance action, and part number and serial number of the components removed and installed. Buyer shall use the ATA 100 chapter breakdown format for all reports.

l.      Accounting System:

1.      Buyer shall have an accounting system, subject to Embraer’s reasonable approval, which demonstrates the ability to discriminate between chargeable and non-chargeable costs and expenses. Buyer’s accounting system shall be presented to Embraer, upon Embraer’s written request, [*] before [*]

2.      Upon Embraer’s written request, Buyer shall also provide on a [*] basis an activity and expenditure report satisfactory to Embraer, in electronic format and in accordance with Embraer’s Service News Letter for data exchange.

3.      Upon Embraer’s written request, Embraer and Buyer may convene frequently meetings to address issues concerning the AMC and to identify methods to decrease Buyer’s maintenance costs. At a minimum, Embraer and Buyer shall have two meetings per year to confirm and compute all costs claimed by Buyer. Buyer shall permit Embraer access to all Buyer data which can be used to verify any reports produced pursuant to this Attachment.

m.    Duplicated Guarantee: If Buyer negotiates directly with any of Embraer’s suppliers/vendors a particular maintenance cost guarantee or equivalent program (including fleet hour agreements), or an alternative support program with Embraer, the Parties shall negotiate in good faith and agree on the portion of cost related to this equipment/system that shall be excluded from the MCG rate, specified in Article I.b and I.c, and shall result in an appropriate recalculation of the MCG.

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III.   Buyer shall not unreasonably reject Embraer’s recommendations, changes or solutions to elements of maintenance that would result in cost savings, as reasonably determined by the Parties.

IV.   EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS AIRCRAFT MAINTENANCE COST GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY GUARANTEED LEVEL OF AIRCRAFT MAINTENANCE COSTS.

V.    The guarantee hereby expressed is established between Embraer and Buyer and it cannot be transferred or assigned to others, unless stated in this Agreement or by previous written consent of Embraer.

ATTACHMENT “F” - SCHEDULE RELIABILITY GUARANTEE

I.         Definitions.

a.     Available for Dispatch: An Aircraft which is on the ground and cleared for dispatch by signature of Buyer’s responsible maintenance personnel at least [*] before the scheduled departure time of the initial flight in any given day shall be deemed to be “available for dispatch”.

b.    Maintenance Interruption.

1.    A maintenance interruption occurs when the malfunction of an item, or necessary checking and/or corrective actions, cause a revenue flight not to take place or a flight delay exceeding [*]

2.    For the purposes of this guarantee, only the initial Maintenance Interruption shall be accounted as interruption. Maintenance Interruption of any or all flights on subsequent days arising from the initial Maintenance Interruption shall not constitute an additional Maintenance Interruption.

3.    Before a flight may be considered as a Maintenance Interruption for the purpose of this Schedule Reliability Guarantee the Aircraft must be inspected for mechanical failure or malfunction.

4.    A repetitive problem, which caused an actual maintenance interruption and was not previously corrected, shall not be counted as a Maintenance Interruption.

5.    To be accounted as a Maintenance Interruption, any malfunction reported, either verbal or written, must result in maintenance corrective action. “No-trouble-found” or “could not duplicate” or “reset” events shall not be accounted as Maintenance Interruption.

6.    A maintenance interruption that occurs due to failures of systems or parts from suppliers or vendors that have a separate maintenance interruption guarantee agreement with Buyer, and which is not assigned to Embraer, shall not be considered as a Maintenance Interruption.

c.     Achieved Dispatch Reliability Percentage (“ADRP”).

ADRP is the actual dispatch reliability percentage obtained by Buyer’s fleet of Aircraft in regular revenue service, which are the subject of this Agreement.

ADRP shall be computed monthly commencing with [*] by Buyer, as follows:

[*]

II.        Embraer, subject to the conditions and limitations expressed herein, will guarantee the Aircraft’s schedule reliability percentage as follows:

a.     The average ADRP for the first [*] period after [*] delivered under the Purchase Agreement, shall be [*]; for the [*] the ADPR shall be [*] for the [*] the ADPR shall be [*] for the [*] the ADPR shall be [*] for the [*] (the “Final Period”) the ADPR shall be [*]

b.    In the event that the ADRP in any of the [*] periods referred to above is lower than GDR for the relevant period, Embraer shall diligently, after notification by Buyer:

1.    Make recommendations concerning Buyer’s programs, publications and

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maintenance and operational policies to improve ADRP.

2.    Take all measures, as deemed necessary and appropriate by Embraer when vendor action does not provide the required improvement in the ADRP.

3.    [*] Embraer shall issue a proposal to Buyer showing the price of the relevant Service Bulletin and the effectiveness of such modification for Buyer.

c.     In the event the average ADRP at the end of any of the [*] periods described in paragraph “II.a.” is lower than the GDR for such period, Embraer shall credit Buyer for Maintenance Interruptions calculated according to the following formula:

[*]

In the event the average ADRP at the end of any of the [*] periods described in paragraph “II.a.” above is [*] for such period, the [*] calculated according to the formula above shall be [*].

Measurements will be calculated and submitted by Buyer [*] after the end of each [*] period referred to in Article II a. herein. The Parties shall do their efforts to reach an agreement over the data [*] of the submission thereof. Any achieved credit amount will be credited to Buyer or to Embraer [*] after each agreement date for each of the [*] periods. Buyer may use such credit only toward [*].  Embraer may use such credit only for [*].

The sum of all credits under this Dispatch Reliability Guarantee shall not exceed [*] Buyer’s entire Aircraft fleet for the [*] periods.

d.    This dispatch reliability guarantee is based upon the following assumptions provided by Buyer, and any change to the assumptions shall be cause for reevaluation or adjustments of this guarantee upon the reasonable agreement of the Parties.

Fleet Size 1: Minimum of [*] Aircraft, delivered in accordance with Article 5 of the Purchase Agreement.

Utilization for Fleet Size 1:  The guarantee covers a minimum of [*] flight hours per cycle, [*] APU hour per flight hour plus or minus [*] APU hour per flight hour and [*] APU cycle per flight cycle plus or minus [*] APU cycle per flight cycle. Buyer’s fleet-wide average annual Aircraft utilization shall be [*] flight hours, plus or minus [*].

Fleet Size 2: Minimum of [*] Aircraft, delivered in accordance with Articles 5 and 22 of the Purchase Agreement.

Utilization for Fleer Size 2: The guarantee covers a minimum of [*] flight hours per cycle, [*] APU hour per flight hour plus or minus [*] APU hour per flight hour and [*] APU cycle per flight cycle plus or minus [*] APU cycle per flight cycle. Buyer’s fleet-wide average annual Aircraft utilization shall be [*] flight hours, plus or minus [*].

e.     The following elements are not covered under this guarantee:

•       Interruptions of scheduled flights due to reasons other than Aircraft mechanical failures, including without limitation:

•       Air Traffic Control

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•       Weather, acts of God, FOD, wars, riots, third party criminal acts

•       Accidents

•       Incidents

•       Negligence

•       Conditions that exist prior to dispatch which lead to a flight interruption and could have been prevented by maintenance prior to dispatch (including but not limited to worn, flat and cut tires, servicing (ATA Chapter 12), dead batteries, and worn brakes)

•       Hard landing.

•       Late out of maintenance

•       Force majeure

•       Crew refusal

•       Optional equipment other than that identified on Attachment “A” to this Agreement

•       Operational delays or cancellations not related to maintenance

•       Passenger and/or baggage loading

•       Non-availability of spares or equipment

•       Non-availability of personnel

•       Operation interruptions or Maintenance Interruptions, which occurred due to items, related in the Minimum Equipment List (“MEL”) issued and/or approved by the local regulatory authority was followed

•       If the Aviation Authority grounds Buyer’s fleet, or one of Buyer’s Aircraft

•       Maintenance problems caused by Buyer’s negligence or misuse of parts or Buyer’s failure to take all maintenance actions on the Aircraft as recommended in all applicable maintenance manuals

•       Maintenance problems involving Aircraft or parts that has/have been involved in an accident, or when parts either defective or not complying to manufacturer’s design or specification have been used.

•       Maintenance problems involving parts that have had their identification marks, designation, seal or serial number altered or removed

•       Maintenance problem resulting from inadequate packing for shipment and storage

•       A flight interruption shall not be considered as a Maintenance Interruption if, at the time of the interruption, Buyer has a spare aircraft in its fleet, even though for a different model, that could commercially reasonable be used to avoid such interruption and is not otherwise deployed in service

•       Regulatory changes compliance

•       Cancellations or delays caused by components repaired in non-approved local airworthiness authority shop

•       Flight cancellation or delay occurred due to one same problem on the same Aircraft within fourteen (14) consecutive days period.

III.      The foregoing dispatch reliability guarantee is provided subject to Buyer’s adherence in all material respects to the following general conditions:

a.     Airplane Operation: Aircraft shall be operated in airline service in accordance with the Aviation Authority regulations and as recommended by Embraer through the official and most updated Operations and Airplane Flight Manual. Buyer shall have available one spare Aircraft for each twenty Aircraft at all times.

b.    Inspection Program: The Aircraft shall be maintained in accordance with the most current MRB document. Buyer’s program must have provisions for escalating the checks intervals as soon as the Aviation Authority allows. Buyer’s program should also include the use of task cards to assist the maintenance personnel in performing inspection tasks.

c.     Aircraft Manuals: Buyer shall keep a complete set of Embraer recommended manuals up-to-date and available to airline personnel for assisting them with the maintenance and operation of the Aircraft. A set of recommended manuals should be available at all maintenance bases (line or heavy) and shall be maintained with the latest revisions at all times.

d.    MEL: Buyer shall keep its MEL up to date, with the most current issue.

e.     Stocking Levels: Buyer shall be responsible to stock and maintain the recommended spare parts list (RSPL) in inventory, throughout the guarantee period. There shall be a minimum inventory level at each line maintenance base along with the major parts being stored at the heavy maintenance facility. In the event during the ADR meetings, the Aircraft does not achieve the guaranteed values, and if the cause of this non-performance is the lack of spare parts initially recommended by Embraer for the RSPL and not purchased by Buyer, this guarantee will not be applicable. Embraer is to receive annually an inventory list from the Buyer that shows current stocking levels and the locations of all Aircraft spare parts and will make any recommendations on additional inventory if needed.

f.     Parts Repair: All shop repairs shall be performed in Embraer’s or Embraer’s suppliers’ authorized repair shops.

g.    Staff Levels: Buyer shall have available reasonable staff to properly maintain the Aircraft during scheduled and unscheduled maintenance. This shall include, but not be limited to, mechanics, electricians, avionics specialists, inspectors, cleaners, ground personnel and flight crews licensed or certified by the Aviation Authority as required by Aviation Authority regulations.

h.    Training: Buyer is required to put in place a training program approved by the Aviation Authority, which, at a minimum, shall include the following items:

1.    Initial and recurrent training for pilots in the Aircraft;

2.    Initial and recurrent training for flight attendants in the Aircraft; and

3.    Initial and recurrent training for the maintenance staff (airframe, power plant, electric avionics specialists) in the Aircraft.

Any maintenance specialist (engine, APU, avionics) will require suppliers’ training.

Buyer is required to train to the above standards any new hired employee who will work in or on the Aircraft.

i.      Aircraft Cleaning: Buyer shall keep the Aircraft reasonably clean, inside and out,

by commercial airline standards at all times. This includes without limitation, the engines, wheel wells, nacelles, landing gear and flight control areas.

j.      Service Bulletins: When Embraer recommends that Buyer implement a service bulletin which improves performance or dispatch reliability, enhances flight operations or decreases maintenance costs, [*] and Buyer concludes by a cost benefit analysis that the SB is commercially reasonable, Embraer Customer Support Department shall contact Buyer’s Vice President of Maintenance, in writing, with recommendations that the service bulletin be complied with.  Buyer will schedule the Aircraft for incorporation of such service bulletin [*] but, subject to Embraer agreement which shall not be unreasonably withheld, Buyer may schedule it for incorporation during a maintenance check, so as to minimize interruption to scheduled service.

k.     Ground Support Equipment: Embraer shall provide Buyer two lists of tooling and ground support equipment required to maintain the Aircraft, which lists shall be subject to Buyer’s reasonable approval. One list will cover line maintenance bases while the other will apply to heavy maintenance facilities. Buyer will be required to maintain these levels of required tooling and ground support equipment in good working order at all times.

l.      Reliability Reporting: Buyer shall monthly provide to Embraer, in electronic format, a reliability and maintenance cost report in accordance with the latest revision of the Embraer’s Service News Letter for data exchange.

m.    Rejection: Buyer shall not unreasonably reject Embraer’s recommendations / changes / solutions which in Embraer’s opinion, would result in an improvement in Buyer’s dispatch reliability. Any such rejection shall be cause for re-evaluation and/or adjustment of this guarantee. Anything in this Agreement to the contrary notwithstanding, Buyer shall not be required to comply with or implement, and the benefits and rights provided Buyer hereunder will not be adversely affected by, Buyer’s not complying with or implementing any Embraer recommendation / changes / solutions (including without limitation, recommended service bulletins) or any provision of applicable product literature for which compliance is not mandated by the local airworthiness authority rules and regulations if Buyer has determined in good faith that such recommendation / change / solution or provision of such product literature is not reasonably expected to result in a net economic benefit to Buyer in light of all applicable facts and circumstances, including, without limitation, the number of man-hours reasonably estimated by Embraer to be required to accomplish such recommendation / change / solution, the labor cost to be incurred, the potential reduction in maintenance costs to be realized, the time value of money and the period which would be required for such savings resulting from the improvement in dispatch reliability to offset the labor and other costs associated with such man-hours (provided that Buyer may not consider any benefits to Buyer under any product guarantees to the extent resulting from Buyer’s decision to comply or not to comply with or implement a recommendation, change, or solution).

n.    Certification or Regulatory Changes: The achieved maintenance interruption shall not take into account those interruptions, which were originated by

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conformity to mandatory regulatory change.

o.    Achieved Dispatch Reliability Review Meeting: An Achieved Dispatch Reliability Review Meeting shall be scheduled, if necessary, and at the end of each six (6) month period of Buyer’s Aircraft operation. Representatives of Buyer and Embraer shall participate in the meetings and will:

1.    Review current Achieved Dispatch Reliability;

2.    Eliminate irrelevant or non-Aircraft-intrinsic interruption claims from computed cancellation rates; and

3.    Review Buyer’s compliance with Service Bulletins as required by Article III.j herein, review disputed claims, and consider methods for improvement of Achieved Dispatch Reliability.

Buyer shall permit Embraer access to all Buyer data which can be used in understanding and analyzing the dispatch reliability failure.

p.    Duplicated Guarantee: If Buyer negotiates directly with any of Embraer’s suppliers/vendors a particular dispatch or completion reliability guarantee, or an alternative support program with Embraer, this amount shall be excluded from the guarantee rate, specified in Article III.a, and shall result in an appropriate recalculation of this guarantee in accordance with Embraer criteria.

IV.      Suspension

a.     This guarantee shall be automatically suspended and shall not apply during the period of any labor disruption or dispute involving a significant work action, which affects in whole or in part the Aircraft normal operation and maintenance.

b.     This guarantee shall be automatically suspended and shall not apply during the computation period of which worldwide EMBRAER 170 fleet (excluding Buyer’s Aircraft) average dispatch reliability percentage is at least 1% higher than Buyer’s Aircraft dispatch reliability percentage.

V.        Buyer will not include in the calculation of the ADRP Maintenance Interruptions occurring under any of the circumstances listed below:

a.     When the Aircraft has been used in an attempt to break records, or subjected to experimental flights, or in any other way not in conformity with the flight manual or the airworthiness certificate, or subject to any manner of use in contravention of the applicable aerial navigation or other regulations or rules, issued or recommended by government authorities of whatever country in which the Aircraft is operated, when accepted and recommended by ICAO; and

b.    When the Aircraft or any of its parts has/have been altered or modified by Buyer, without prior approval from Embraer or from the manufacturer of the parts through a service bulletin, provided such approval has not been unreasonably withheld.

VI.      THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS SCHEDULE RELIABILITY GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY

ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACHIEVED DISPATCH RELIABILITY.

VII.     The terms and conditions of this dispatch reliability guarantee do not alter, modify or impair, in any way, the terms and conditions of Attachment “C” (Aircraft Warranty Certificate) to the Purchase Agreement.

VIII.    The guarantee hereby expressed is established between Embraer and Buyer and it cannot be transferred or assigned to others, unless by previous written consent of Embraer.

ATTACHMENT “G” – SERVICE LIFE GUARANTEE

1.          If during the first [*] cycles, or [*] after the relevant Aircraft Actual Delivery Date, whichever comes earlier, during the Aircraft Service Life, any defects or material breakage related to fatigue (a “Structural Defect”) occur in the Primary Structure of the following:

a)     Fuselage

b)    Wings, excluding the flight control surfaces

c)     Pylon

d)    Empennage, excluding flight controls surfaces

e)     Landing gears

“Primary Structure” being defined as those parts which are considered main structural elements, designed and directed to carry the flight loads and inertial loads subject to occur during normal flight operating conditions, as specified for in the approved Airplane Flight Manual or other applicable approved Technical Publications, but not including the fairings, wing tips, stabilizer tips, vertical stabilizer front fairing, aileron, flaps, rudder and other secondary elements not having primary structural function), Embraer shall provide to Buyer a design remedy and a corrective modification kit or replacement item as appropriate, being such costs borne by the Parties as described in the table below:

Aircraft operation (Number of cycles)	Embraer’s participation on the costs	Buyer’s participation on the costs
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

2           Landing gear restoration performed in accordance with Buyer’s Aviation Authority approved maintenance program and Embraer’s recommendations shall not be deemed to be a failure for purposes of this Service Life Guarantee.

3           Embraer shall not have any obligation to Buyer under this Service Life Guarantee to the extent that the Structural Defect results directly and primarily from:

a.      Buyer failing to maintain, inspect or operate the Aircraft substantially as required by applicable maintenance manuals as amended from time to time or in accordance with the applicable airworthiness regulation then in force and the most recently updated Aviation Authority approved Operations and Airplane Flight Manual.

b.      Buyer operating the Aircraft in a manner that differs in any significant respect from normal passenger service operations.

c.      Structural Defects having been caused directly and primarily by accidental or

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willful damage to the Aircraft, use of parts or repairs not approved by Embraer, hard landings as defined in the Buyer’s Maintenance Program, violent evasive action or similar abnormal use of the Aircraft.

d.      Buyer not having adequately trained personnel in structural inspection and detection techniques in Aircraft structures and components.

4           This Service Life Guarantee is applicable only to Structural Defects and shall not extend to any component in any structural item incorporated in the Aircraft if such components are stated in Embraer’s Technical Publications to have a safe life of less than [*] cycles or [*] and is subject to written notification having been given to Embraer by Buyer of any claim hereunder within [*] of the determination by Buyer that said Structural Defects exist.

5           THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS AIRCRAFT SERVICE LIFE GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNEE OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, SOLELY WITH RESPECT TO ANY GUARANTEED LEVEL OF AIRCRAFT SERVICE LIFE.

6           The terms and conditions of this Service Life Guarantee do not alter, modify or impair, in any way, the terms and conditions of Embraer’s standard Aircraft Warranty Certificate, contained in Attachment C to the Purchase Agreement.

7           This Service Life Guarantee is assignable under the terms and conditions of Article 14 of the Purchase Agreement, but is not transferable in a sale, sub-lease or other disposition of the Aircraft.

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ATTACHMENT “H” - EMBRAER 170 - PERFORMANCE GUARANTEE

1.                                      GUARANTEES

Embraer, subject to the conditions and limitations hereby expressed, and considering the Aircraft EMBRAER 170 LR version with a maximum takeoff weight of 82,011 lb (37,200 kg), equipped with Embraer furnished General Electric CF34-8E5 engines, guarantees that each Aircraft on the relevant Actual Delivery Date shall comply with the following performance:

1.1                                  CRUISE SPECIFIC AIR RANGE

The cruise specific air range at a gross weight of 69,444 lb (31,500 kg) in a standard day (ISA), at an altitude of 35,000 ft, at 450 KTAS using not more than maximum cruise thrust, shall not be less than the guarantee value:

NOMINAL:	[*]

TOLERANCE:	- [*]

GUARANTEE:	[*] NAM/lb

1.2                                  MISSION

1.2.1                        Mission Payload: the payload for a stage length of 1,300 nautical miles in still air, shall not be less than the guarantee value:

Guarantee:                                   [*] lb  ([*] kg)

Note: The mission payload guaranteed value is subject to the same tolerance applicable to the MEW pursuant to Paragraph 1.3 below.

The mission payload guarantee is based on the following conditions and operating rules:

i.    Stage Length: The stage is defined as the sum of the distances for climb, cruise and descent.

ii.                      Takeoff: The airport altitude is at sea level. The takeoff weight is not limited by the airport conditions. Maximum takeoff thrust is used for the takeoff.

iii.                   Climbout Maneuver: Following the takeoff to [*] ft, the Aircraft accelerates to [*] KCAS while climbing to [*] ft above the departure airport altitude and retracting flaps and landing gear.

iv.                  Climb: The Aircraft climbs from [*] ft above the departure airport altitude to [*] ft altitude at [*] KCAS. The Aircraft then accelerates to a speed of [*] KCAS. The climb continues at [*] KCAS until [*] ft is reached. The climb continues at [*] Mach number to cruise altitude. The temperature is [*] during the climb. Maximum climb thrust is used throughout the climb.

v.                     Cruise: The Aircraft cruises at an average speed of [*] Mach number. The cruise altitude is [*] ft. The temperature is [*] during cruise. The cruise thrust is not to exceed maximum cruise thrust.

vi.                  Descent: The Aircraft descends from the cruise altitude at a speed of [*] Mach until [*] ft is reached and continues at [*] KCAS until [*] ft

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altitude. The descent continues at [*] KCAS to an altitude of [*] ft. The temperature is [*] during descent.

vii.               Approach and Landing Maneuver: The Aircraft decelerates to the final approach speed while extending landing gear and flaps, then descends and lands. The elevation of the airport of destination is at sea level.

viii.            Fixed                    Allowances: For the purpose of this guarantee and for the purpose of establishing compliance with this guarantee, the following shall be used as fixed quantities and allowances:

•                  Taxi-out fuel: [*] lb, [*]

•                  Takeoff and climbout maneuver fuel: [*]

•                  Approach and landing maneuver fuel: [*]

•                  Taxi-in fuel (shall be consumed from the reserve fuel): [*]

•                  The usable reserve fuel remaining upon completion of the landing: [*] lb.

1.2.2                        Operational Empty Weight Basis: Operational Empty Weight (OEW) derived in accordance with Paragraph 1.2.3 shall be used as the basis for the mission payload guarantees of Paragraph 1.2.1.

1.2.3                        EMBRAER 170 Weight Summary

ITEMS			WEIGHT (Kg)	WEIGHT (Lb)
1	-	M.E.W Standard EMBRAER 170 Aircraft	[*]	[*]
2	-	Option to Standard EMBRAER Aircraft (*)	[*]	[*]
3	-	M.E.W. Customer Configuration LR version	[*]	[*]
4	-	Operating Items	[*]	[*]
a	-	Pilot and Copilot (180 Lb each) (**)	[*]	[*]
b	-	Stewardess (2 at 140 Lb each) (**)	[*]	[*]
c	-	Engine oil	[*]	[*]
d	-	Hydraulic Fluid	[*]	[*]
e	-	Unusable Fuel	[*]	[*]
f	-	Apu Oil	[*]	[*]
g	-	Water Supply and Toilet Chemicals	[*]	[*]
i	-	Flight Kit	[*]	[*]
j	-	Crew Baggage	[*]	[*]
k	-	Weight Adjustment	[*]	[*]
l	-	Galley Inserts (1 oven + 2 water boilers)	[*]	[*]
m	-	Catering (Incl. Trolleys, SUs)	[*]	[*]
5	-	O. E. W. Customer Configuration LR version	[*]	[*]

REMARKS:

(*) See Customer Options Table (Item 1.2.4).

(**) In accordance with Advisory Circular No: 120-27C (U.S. DOT/FAA)

1.2.4 Customer Options Table:

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	ITEMS	WEIGHT (Kg)	WEIGHT (Lb)
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]

(1)                                  Galley inserts (Trolleys, SUs) and catering are not included

(2)                                  The above weight shall be adjusted in accordance with the selected interior lay-out

1.3                                 Weight: the manufacturer’s empty weight (MEW) for Buyer’s Aircraft

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configuration is guaranteed to be:

NOMINAL:	[*] Pounds ([*] Kg)

TOLERANCE:	[*] Pounds ([*] Kg)

GUARANTEE:	[*] Pounds ([*] Kg)

2.                                      AIRCRAFT CONFIGURATION

2.1                     The guarantees stated above are based on the Aircraft configuration as defined in the Technical Description PTD-170 Rev. 4 dated May 2003, plus specific Buyer configuration options as defined at Attachment “A” to the Purchase Agreement, (hereinafter referred to as the “Detail Specification”). If necessary, appropriate adjustment to this Aircraft Performance Guarantees shall be made for changes in such Detail Specification (including but not limited to Buyer requests for changes, Proposal of Major Changes or any other changes mutually agreed upon between the Buyer and Embraer) approved in writing by the Buyer and Embraer. Such adjustments shall be accounted for by Embraer in its evidence of compliance with the guarantees.

In the event a change is made to any law, governmental regulation or requirement, or in the interpretation of any such law, governmental regulation or requirement that affects the certification basis for the Aircraft, and as a result thereof, a change is made to the configuration and/or the performance of the Aircraft in order to obtain certification, the guarantees set forth in this Aircraft Performance Guarantee shall be appropriately modified to reflect any such change.

2.2                     The performance guarantees of Article 1 of this Attachment shall be adjusted by Embraer for the following in its evidence of compliance with such guarantees:

a.                           Changes to the Detail Specification including Major Changes or any other changes mutually agreed upon between the Buyer and Embraer.

b.                          The difference between the weight allowances of optional items listed in the Detail Specification and the actual weights.

3.                                      GUARANTEE CONDITIONS

3.1                     All guaranteed performance data are based on the ICAO International Standard Atmosphere (ISA) unless otherwise specified. Altitudes are pressure altitudes.

3.2                     The FAA Regulations referred to in this Attachment are, unless otherwise specified, the Certification Basis regulations specified in the Aircraft Type Certificate Data Sheet.

3.3                     The cruise specific air range and the climb, cruise and descent portions of the mission guarantees include allowances for normal electrical power extraction and normal operation of the air conditioning system. Normal power extraction shall be defined as not less than a 41 kW total electrical

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and hydraulic loads. Normal operation of the air conditioning system shall be defined as operation in the automatic mode, with the temperature control set to maintain a nominal cabin temperature of 70 °F, and all air conditioning systems operating normally. This operation nominally allows a maximum cabin pressure differential of [*] lb per square inch, with a nominal Aircraft cabin ventilation rate of [*] cu.ft per min at [*] ft including passenger cabin recirculation (nominal recirculation is [*]%). The APU is turned off unless otherwise specified.

3.5                     The cruise specific air range, speed and the climb, cruise, and descent portions of the mission guarantees are based on an Aircraft center of gravity location of [*]% of the mean aerodynamic chord.

3.6                     Performance, where applicable, is based on a fuel Lower Heating Value (LHV) of 18,580 BTU per pound and a fuel density of 6.7 lb per U.S. gallon.

4.                                      PARTIES’ OBLIGATIONS ACCORDING TO THIS GUARANTEE

4.1                     During the Aircraft acceptance to be performed by Buyer in accordance with Article 7 of the Purchase Agreement, Buyer shall check the Aircraft performance specified in Article 1 of this Attachment H, by using the Aircraft Flight Manual (AFM) or by comparing the flight test data, at the atmospheric conditions prevailing during the flight, with the information presented in the Supplementary Performance Manual (SPM), as applicable. All performance guarantee under this Attachment are in accordance with both manuals above mentioned, taking into consideration the established tolerances.

4.2                     Embraer’s obligations in respect to the guarantees stated in Article 1 of this Attachment are limited to Buyer’s right to [*], should it be reasonably verified that such Aircraft, during the acceptance procedure specified in Article 7 of the Purchase Agreement, cannot comply with the performances guaranteed hereunder, after Embraer has had a reasonable opportunity to cure such deficiencies in accordance with Article 7 of the Purchase Agreement. [*]

4.3                     In case, during the above mentioned acceptance procedure, it is proven that the Aircraft performance does not comply with the performances specified in Article 1 of this Attachment, but Buyer considers it satisfactory by accepting delivery of such Aircraft, then Embraer shall not be liable to any claim or demand whatsoever from Buyer with respect to such performance guarantees.

4.4                     Upon acceptance of the Aircraft by Buyer, all obligations of Embraer regarding the Aircraft performance guarantees shall cease.

5.                                      GUARANTEE COMPLIANCE

5.1                     Compliance with the guarantees of Article 1 of this Attachment shall be based on the conditions specified in that article, the Aircraft configuration contained in Attachment “A” to the Purchase Agreement and the guarantee conditions of Article 3 above.

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5.2                     Compliance with the cruise specific air range, and the climb, cruise and descent portions of the mission guarantees shall be established by calculations based on the comparison mentioned in paragraph 4.1 above.

5.3                     The data derived from tests shall be adjusted as required by conventional methods of correction, interpolation or extrapolation in accordance with established engineering practices to show compliance with the performance guarantee.

5.4                     Compliance with the Equipped Empty Weight guarantee shall be based on information in the appropriate approved weight and balance manual, and associated document or report.

6.                                      EXCLUSIVE GUARANTEES

6.1                     The only performance guarantees applicable to the Aircraft are those set forth in this document. The performance guarantees set forth herein are established between Buyer and Embraer and may not be transferred or assigned to others, unless by previous written consent of Embraer.

6.2                     THE GUARANTEES, OBLIGATIONS AND LIABILITIES OF EMBRAER, AND REMEDIES OF BUYER SET FORTH IN THIS PERFORMANCE GUARANTEE ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER RIGHTS, CLAIMS, DAMAGES AND REMEDIES OF BUYER AGAINST EMBRAER OR ANY ASSIGNED OF EMBRAER, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY ACHIEVED PERFORMANCE.

6.3                     The terms and conditions of this performance guarantee do not alter, modify or impair, in any way, the terms and conditions of Attachment “C” (Aircraft Warranty Certificate) to the Purchase Agreement.

ATTACHMENT “I” – APPOINTMENT OF AUTHORIZED REPRESENTATIVE

(“Buyer”) hereby designates and appoints                                    as the authorized representative of Buyer for the purpose of inspecting, reinspecting, and accepting delivery from EMBRAER - Empresa Brasileira de Aeronautica S.A. (“Embraer”), on behalf of and in the name of Buyer, of the Embraer Model EMBRAER-170 LR aircraft having Manufacturer’s Serial No. 170       (including the engines, appliances and parts installed thereon, the “Aircraft”), as defined in that certain Purchase Agreement DCT-014/2004 between Republic Airline, Inc. and EMBRAER dated March 19, 2004, to be delivered by Embraer to Buyer pursuant to the Purchase Agreement Assignment to be dated as of or about                  , 200   between                     and Buyer, including the authority to accept delivery of said Aircraft, and to execute and deliver any additional documents with respect to the delivery for said Aircraft in such form as such authorized representative executing the same shall deem appropriate.

Dated:                                                                                     , 200

By:
Name:
Title:

The foregoing appointment is hereby accepted

Name:

ATTACHMENT “J” – FORM OF WARRANTY BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS THAT Embraer – Empresa Brasileira de Aeronáutica S.A. (“SELLER”), a Brazilian company, whose address Av. Brigadeiro Faria Lima, 2170 - Putim, São José dos Campos, São Paulo, Brazil, is the owner of good and marketable title to that certain EMBRAER-170 LR aircraft bearing Manufacturer’s Serial No.                       , with two General Electric CF34-8E5 Engines bearing manufacturer’s serial numbers [            ] and [                ], and all appliances, parts, instruments, appurtenances, accessories, furnishings and/or other equipment or property incorporated in or installed on or attached to said aircraft and engines (hereinafter collectively referred to as the “Aircraft”) to be sold by SELLER under the Purchase Agreement No. DCT-014/2004, dated as of March 19, 2004, including Attachments, Exhibits, Letters, Amendments and Agreements by and between SELLER and Republic Airline, Inc.

THAT for and in consideration of the sum of US$ 10.00 and other valuable consideration, receipt of which is hereby acknowledged, SELLER does this                      day of                     , 200  , grant, convey, transfer, bargain and sell, deliver and set over to                    (“BUYER”) and unto its successors and assigns forever, all of SELLER’s rights, title and interest in and to the Aircraft.

THAT SELLER hereby represents and warrants to BUYER, its successors and assigns:

(i)                                     that SELLER has good and marketable title to the Aircraft and the good and lawful right to the Aircraft and the good and lawful right to sell the same; and

(ii)                                  that good and marketable title to the Aircraft is hereby duly vested in BUYER free and clear of all claims, liens, encumbrances and rights of others of any nature.  SELLER hereby covenants and agrees to defend such title forever against all claims and demands whatsoever.

This Full Warranty Bill of Sale is governed by the laws of the state of New York, United States of America.

IN WITNESS WHEREOF, SELLER has caused this instrument to be executed and delivered by its duly authorized officer and attorney in fact.

Date as of                                         , 200  .

EMBRAER – EMPRESA BRASILIERA DE AERONAUTICA S.A.

By:

Name:

Title:

ATTACHMENT “K” - FORM OF GUARANTEE

FORM OF GUARANTY

FOR VALUE RECEIVED, Republic Airways Holdings Inc., a corporation organized under the laws of Delaware (“Guarantor”), pursuant to Article 14.3 of that certain Purchase Agreement DCT-014/2004 dated as of March 19, 2004, between Republic Airline, Inc. (“Buyer”) and EMBRAER-Empresa Brasileira de Aeronáutica S.A. (“Embraer”), as the same may be amended from time to time (the “Purchase Agreement”), does hereby unconditionally and irrevocably guarantee to Embraer (i) the due and punctual performance and observance by Buyer of each covenant, agreement, undertaking, representation, warranty and any other obligation or condition binding upon or to be performed or observed by it under and in accordance with the terms of the Purchase Agreement, and (ii) the due and punctual payment of each amount that Buyer is or may become obligated to pay under and in accordance with the terms of the Purchase Agreement (such payment and other obligations of Buyer being herein referred to as the “Obligations”) and in the event of any nonpayment or nonperformance, agrees to pay or perform or cause such payment or performance to be made of such nonpayment or nonperformance. Guarantor further agrees to pay all reasonable expenses (including, without limitations all reasonable fees and disbursements of counsel) that may be paid or incurred in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guaranty.  The obligations of Guarantor to make any payments hereunder shall be subject to the terms and conditions of the Purchase Agreement applicable to the Obligations.

Capitalized terms used but not defined herein shall have the respective meanings set forth in, and shall be construed and interpreted in the manner described in, the Purchase Agreement.

Guarantor hereby waives notice of acceptance of this Guaranty, and agrees that, in its capacity as a guarantor, it shall not be required to consent to, or to receive any notice of, any supplement to or amendment of, or waiver or modification of the terms of, the Purchase Agreement.

This Guaranty is being furnished to induce Embraer to enter into the Purchase Agreement.

Guarantor represents and warrants that, as of the date hereof:

a.                                       Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to conduct the business in which it is currently engaged and to enter into and perform its obligations under this Guaranty.

b.                                      Guarantor has taken, or caused to be taken, all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

c.                                       The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby, do not and will not (A) violate or conflict with any provision of the certificate of incorporation or by-laws of Guarantor, (B) violate or conflict with any law, rule, or regulation applicable to or binding on Guarantor or (C) violate or constitute any breach or default (other than a breach or default that would not (x) result in a material adverse change to Guarantor or (y) adversely affect Guarantor’s ability to perform any of its obligations hereunder) under any agreement, instrument or document to which Guarantor is a party or by which Guarantor or any of its properties is or may be bound or affected.

d.                                      The execution and delivery by Guarantor of this Guaranty, the performance by Guarantor of its obligations hereunder and the consummation by Guarantor of the transactions contemplated hereby do not and will not require the consent, approval or authorization of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (A) any trustee or other holder of any indebtedness or obligation of Buyer, (B) any national, federal, state or local government regulatory, judicial, or administrative entity of competent jurisdiction, or (C) any other party.

e.                                       This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity.

f.                                         Each of the foregoing representations and warranties shall survive the execution and delivery of this Guaranty.

No failure or delay or lack of demand, notice or diligence in exercising any right under this Guaranty shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guaranty.

This Guaranty is an absolute, unconditional and continuing guaranty of payment and not of collection.  Guarantor waives any right to require that any right to take action against Buyer be exhausted or that resort be made to any security prior to action being taken against Guarantor.

In the event that this Guaranty or the Purchase Agreement shall be terminated, rejected or disaffirmed as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to

Buyer, Guarantor’s obligations hereunder to Embraer shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed.  Guarantor shall and does hereby waive all rights and benefits that might, in whole or in part, relieve it from the performance of its duties and obligations by reason of any proceeding as specified in the preceding sentence, and Guarantor agrees that it shall be liable for all sums guaranteed, in respect of and without regard to, any modification, limitation or discharge of the liability of Buyer that may result from any such proceedings and notwithstanding any stay, injunction or other prohibition issued in any such proceedings.  Furthermore, the obligation of Guarantor hereunder will not be discharged by: (a) any extension or renewal of any obligation of Buyer under the Purchase Agreement; (b) any modification of, or amendment or supplement to, any such Purchase Agreement; (c) any furnishing or acceptance of additional security or any release of any security; (d) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Buyer; (e) any change in the structure of the Buyer, any change in ownership of the shares of capital stock of Guarantor or Buyer or any merger or consolidation of either thereof into or with any other person; (f) any assignment, transfer, sublease or other arrangement by which Buyer transfers or loses control of the use of the Aircraft or any part thereof; or (g) any other occurrence whatsoever, except payment in full of all amounts payable by Buyer under the Purchase Agreement and performance in full of all the Obligations in accordance with the terms and conditions of the Purchase Agreement.

Guarantor understands and agrees that its obligations hereunder shall be continuing, absolute and unconditional without regard to, and Guarantor hereby waives any defense to, or right to seek a discharge of, its obligations hereunder with respect to; (a) the validity, legality or enforceability of the Purchase Agreement, any of the Obligations or any collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Embraer; (b) any defense, setoff or counterclaim (other than a defense of payment, performance (including payment or performance attributable to a right of setoff provided for in the Purchase Agreement that may at any time be available to or be asserted by Buyer) or breach by either party to the Purchase Agreement until such breach is resolved under the terms of the Purchase Agreement); or (c) any other circumstances whatsoever (with or without notice to or knowledge of Buyer or Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of Buyer or the Obligations, or of Guarantor under this Guaranty, in bankruptcy or in any other instance.

Notwithstanding any payment or payments made by Guarantor hereunder or any set off or application of funds of Guarantor by Embraer, Guarantor shall not be entitled to be subrogated to any of the rights of Embraer against Buyer or any collateral, security or guaranty or right of set off held by Embraer for the payment of the Obligations, nor shall Guarantor seek or be entitled to seek any reimbursement from Buyer in respect of payments made by Guarantor hereunder, until all amounts and performance owing to Embraer by Buyer on account of the Obligations are paid and performed in full.  The obligations of Guarantor hereunder shall be automatically reinstated if and to the extent that any payment by or on behalf of Buyer in respect of any of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations as a result of any proceedings in bankruptcy or reorganization or similar proceedings and Buyer agrees that it will reimburse such holders on demand for all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) incurred by such holders in connection with such rescission or restoration.

Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

This Guaranty shall be binding upon the successors and assigns of Guarantor; provided, that no transfer, assignment or delegation by Guarantor, other than a transfer, assignment or delegation by operation of law, without the consent of Embraer, shall release Guarantor from its liabilities hereunder.  Subject to the second preceding paragraph, this Guaranty shall terminate and be of no further force and effect upon the performance and observance in full of the Obligations.

All notices, requests and demands to or upon Guarantor or any beneficiary shall be mailed to Buyer in accordance with the terms of Article 24 of the Purchase Agreement. Guarantor hereby agrees to be bound as if it were the Buyer by the provisions of Articles 18, 19, 20, 21, and 25 of the Purchase Agreement, which are incorporated herein by reference as if fully set forth herein.

Dated:                      ,  2004

REPUBLIC AIRWAYS HOLDINGS INC.

By:
Name:
Title: